EXHIBIT 10-NN

                                                     PRIVILEGED AND CONFIDENTIAL
                                                                    [Met-Ed P&S]


                                                                  EXECUTION COPY













                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                     METROPOLITAN EDISON COMPANY, as SELLER,


                       and SITHE ENERGIES, INC., as BUYER

                          Dated as of October 29, 1998



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                                TABLE OF CONTENTS

                                                                        Page

Article I                                                                1
     1.1       Definitions                                               1
     1.2       Certain Interpretive Matters                             14

Article II                                                              14
     2.1       Transfer                                                 14
     2.2       Excluded Assets                                          16
     2.3       Assumed Liabilities                                      17
     2.4       Excluded Liabilities                                     19
     2.5       Control of Litigation                                    22
     2.6       York Haven Assets and Liabilities                        22

Article III                                                             22
     3.1       Closing                                                  22
     3.2       Payment of Purchasing Price                              23
     3.3       Adjustment to Purchase Price                             23
     3.4       Allocation of Purchase Price                             25
     3.5       Proprations                                              25
     3.6       Deliveries by Seller                                     26
     3.7       Deliveries by Buyer                                      28
     3.8       Ancillary Agreements                                     29
     3.9       Easement Agreements                                      29

Article IV                                                              29
     4.1       Incorporation: Qualification                             29
     4.2       Authority Relative to this Agreement                     30
     4.3       Consents and Approvals; No Violation                     30
     4.4       Insurance                                                31
     4.5       Title and Related Matters                                31
     4.6       Real Property Leases                                     31
     4.7       Environmental Matters                                    32
     4.8       Labor Matters                                            32
     4.9       Benefit Plans ERISA                                      33
     4.10      Real Property                                            34
     4.11      Condemnation                                             34
     4.12      Contracts and Leases                                     34
     4.13      Legal Proceedings, etc.                                  35
     4.14      Permits                                                  35
     4.15      Taxes                                                    35
     4.16      Intellectual Property                                    36
     4.17      Capital Expenditures                                     36
     4.18      Compliance With Laws                                     36
     4.19      PUHCA                                                    37
     4.19A     Subsidiaries                                             37
     4.19B     Capitalization                                           37
     4.19C     York Haven Tax Matters                                   37
     4.19D     Financial Statements                                     39
     4.20      Disclaimers Regarding Purchased Assets                   39





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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER                     40
     5.1       Organization                                             40
     5.2       Authority Relative to this Agreement                     40
     5.3       Consents and Approvals; No Violation                     41
     5.4       Availability of Funds                                    41
     5.5       Legal Proceedings                                        41
     5.6       No Knowledge of Seller's Breach                          42
     5.7       Qualified Buyer                                          42
     5.8       Inspections                                              42
     5.9       WARN Act                                                 42
     5.10      Securities Laws                                          42

ARTICLE VI                                                              43
     6.1       Conduct of Business Relating to the Purchased Assets     43
     6.2       Access to Information                                    45
     6.3       Public Statements                                        48
     6.4       Expenses                                                 48
     6.5       Further Assurances                                       48
     6.6       Consents and Approvals                                   50
     6.7       Fees and Commissions                                     52
     6.8       Tax Matters                                              52
     6.9       Advice of Changes                                        60
     6.10      Employees                                                60
     6.11      Risk of Loss                                             65
     6.12      Additional Covenants of Buyer                            66
     6.13      Additional York Haven Covenants                          67

ARTICLE VII                                                             67
     7.1       Conditions to Obligations of Buyer                       67
     7.2       Conditions to Obligations of Seller                      71
     7.3       Zoning Condition Adjustments                             73

ARTICLE VIII                                                            74
     8.1       Indemnification                                          74
     8.2       Defense of Claims                                        77

ARTICLE IX                                                              79
     9.1       Termination                                              79
     9.2       Procedure and Effect of No-Default Termination           80

ARTICLE X                                                               80
     10.1      Amendment and Modification                               80
     10.2      Waiver of Compliance; Consents                           80
     10.3      No Survival                                              81
     10.4      Notices                                                  81
     10.5      Assignment                                               82
     10.6      Governing Law                                            83
     10.7      Counterparts                                             83
     10.8      Interpretation                                           83
     10.9      Schedules and Exhibits                                   83
     10.10     Entire Agreement                                         83
     10.11     Bulk Sales Laws                                          84
     10.12     U.S. Dollars                                             84
     10.13     Zoning Classification                                    84
     10.14     Sewage Facilities                                        84


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                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT, dated as of October 29, 1998, by and between Metropolitan Edison Company, a Pennsylvania corporation ("Met-Ed" or "Seller"), and Sithe Energies, Inc., a Delaware corporation ("Buyer"). Seller and Buyer are referred to individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, its interests in the Purchased Assets (as defined herein) upon the terms and conditions hereinafter set forth in this Agreement; and

         WHEREAS, simultaneous herewith Buyer is entering into substantially similar Purchase and Sale Agreements with Seller's affiliates providing for Buyer's purchase of the remainder of the Aggregate Purchased Assets (as hereinafter defined).

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I


                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

         (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (2) "Agreement" means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

         (3) "Aggregate Purchased Assets" means, collectively, the Purchased Assets (as defined herein) and the Purchased Assets (as defined in each Related Purchase Agreement).

         (4) "Ancillary Agreements" means the Interconnection Agreements, the Easement Agreements, the Merrill Creek Sublease and the Transition Power Purchase Agreement, as the same may be from time to time amended.

         (5) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer substantially in the form of Exhibit A hereto, by which Seller







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shall,  subject to the terms and conditions hereof,  assign Seller's Agreements, the Real Property Leases, certain intangible assets and other Purchased Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities.

         (6) "Assumed Liabilities" has the meaning set forth in Section 2.3.

         (7) "Benefit Plans" has the meaning set forth in Section 4.9.

         (8) "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit B hereto, to be delivered at the Closing, with respect to the Tangible Personal Property included in the Purchased Assets transferred to Buyer at the Closing.

         (9) "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of New Jersey or the Commonwealth of Pennsylvania are authorized by law or other governmental action to close.

        (10) "Buyer  Benefit  Plans"  has the  meaning  set  forth in  Section
6.10(f).

        (11) "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).

        (12) "Buyer  Material  Adverse  Effect"  has the  meaning set forth in
Section 5.3(a).

        (13) "Buyer Required Regulatory Approvals" has the meaning set forth in
Section 5.3(b).

        (14) "Capital  Expenditures"  has the  meaning  set  forth in  Section
3.3(a).

        (15) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

         16) "Closing" has the meaning set forth in Section 3.1.

        (17) "Closing Adjustment" has the meaning set forth in Section 3.3(b).

        (18) "Closing Date" has the meaning set forth in Section 3.1.

        (19) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (20) "Code" means the Internal Revenue Code of 1986, as amended.





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         (21)  "Collective  Bargaining  Agreement"  has the meaning set forth in
Section 6.10(d).

         (22) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of executing this Agreement and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

         (23) "Computer Systems" has the meaning set forth in Section 4.20.

         (24) "Confidentiality Agreement" means the Confidentiality Agreement, dated March 2, 1998, by and between Seller and Buyer.

         (25) "Direct Claim" has the meaning set forth in Section 8.2(c).

         (26) "Easements" means, with respect to the Purchased Assets, the easements and access rights to be granted pursuant to the Easement Agreements, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities, as further described in the Easement Agreements.

         (27) "Easement Agreements" means the Easement and License Agreements between Buyer and Seller, in the form of Exhibit C hereto, whereby Buyer will provide Seller with certain Easements with respect to the Real Property transferred to Buyer and whereby Seller will provide Buyer with certain Easements with respect to certain property owned by Seller.

         (28) "Emission Allowance" means all present and future authorizations to emit specified units of pollutants or Hazardous Substances, which units are established by the Governmental Authority with jurisdiction over the Plants under (i) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intra-state transport of air pollutants;
(ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such Emission Allowances designates such allowances by a name other than "allowances."

         (29) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the Plants that have obtained the credits, resulting from reductions in the emissions of air pollutants from




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an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs or control of emissions beyond that required by applicable law) that: (i) have been identified by the PaDEP as complying with applicable Pennsylvania law governing the
establishment  of  such  credits  (including,   without  limitation,  that  such
emissions reductions are enforceable, permanent, quantifiable and surplus) and listed in the Emissions Reduction Credit Registry maintained by the PaDEP or with respect to which such identification and listing are pending; or (ii) have been certified by any other applicable Governmental Authority as complying with the law and regulations governing the establishment of such credits (including,
without   limitation,   certification   that  such   emissions   reductions  are
enforceable, permanent, quantifiable and surplus). The term includes Emission Reduction Credits that have been approved by the PaDEP and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

         (30) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

         (31) "Environmental Claim" means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Substances at any location related to the Purchased Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment, or disposal.

         (32) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or at an off-Site location, of Hazardous Substances, including any migration




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of those  Hazardous  Substances  through air, soil or groundwater to or from the
Sites or any off-Site location regardless of when such presence or Release occurred or is discovered.

         (33) "Environmental Laws" means all applicable Federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.),the Pennsylvania Hazardous Sites Cleanup Act (35 P.S. Sections 6020.101 et seq.), the Pennsylvania Solid Waste Management Act (35 P.S. Section 6018.101 et seq.), the Pennsylvania Clean Stream Law (35 P.S.
Section 691.1 et seq.), and all applicable other state laws analogous to any of the above.

         (34)  "Environmental  Permits"  has the  meaning  set forth in  Section
4.7(a).

         (35) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (36) "ERISA Affiliate" has the meaning set forth in Section 2.4(k).

         (37)  "ERISA  Affiliate  Plans"  has the  meaning  set forth in Section
2.4(k).

         (38)  "Estimated  Adjustment"  has the  meaning  set  forth in  Section
3.3(b).

         (39) "Estimated Closing Statement" has the meaning set forth in Section 3.3(b).

         (40) "Excluded Assets" has the meaning set forth in Section 2.2.

         (41) "Excluded Liabilities" has the meaning set forth in Section 2.4.



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         (42) "Facilities Act" has the meaning set forth in Section 10.14.

         (43) "FERC" means the Federal Energy Regulatory Commission or any successor agency thereto.

         (44) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit D hereto.

         (45) "Fish Ladder Contract" means Contract No. 0718564, dated as of June 4, 1998 between Genco (as agent on behalf of Met-Ed) and Kleinschmidt Associates and Cianbro Corporation, acting as a joint venture.

         (46) "Good Utility Practices" mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or previously engaged in by Seller in its operation of the Purchased Assets, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the industry or previously engaged in by Seller in its operation of the Purchased Assets.

         (47) "Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

         (48) "GPU" means GPU, Inc., a Pennsylvania corporation and parent company of Seller.

         (49) "GPUN" means GPU Nuclear, Inc., a New Jersey corporation and a wholly-owned subsidiary of GPU.

         (50) "GPUS" means GPU Service, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of GPU.

         (51) "GPU Intercompany Tax Allocation Agreement" has the meaning set forth in Section 6.8(e)(2)(ii).

         (52) "Hazardous Substances" means (a) any petrochemical or petroleum products, coal ash, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of




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polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the  definition of "hazardous  substances,"  "hazardous  wastes,"
"hazardous   materials,"   "hazardous   constituents,"   "restricted   hazardous
materials,"    "extremely    hazardous    substances,"    "toxic    substances,"
"contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         (53) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (54) "IBEW 777" means Local 777 of the International Brotherhood of Electrical Workers.

         (55) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

         (56) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

         (57) "Indemnifying Party" has the meaning set forth in Section 8.1(e).

         (58) "Indemnitee" has the meaning set forth in Section 8.1(d).

         (59) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by Seller and Buyer.

         (60) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its agents or Representatives with respect to the Purchased Assets prior to the Closing.

         (61) "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, copyrights and copyright rights owned by Seller and necessary for the operation and maintenance of the Purchased Assets, and all pending applications for registrations of patents, trademarks, and copyrights, as set forth as part of Schedule 2.1(l).





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         (62) "Interconnection Agreements" means the Interconnection Agreements, between Seller and Buyer, and Seller and York Haven, respectively, a form of which is attached as Exhibit E hereto, under which Seller will provide Buyer and York Haven with interconnection service to Seller's transmission facilities and whereby Buyer and York Haven, respectively, will provide Seller with continuing access to certain of the Purchased Assets after the Closing Date.

         (63) "Inventories" means coal, fuel oil or alternative fuel inventories, limestone, materials, spare parts, consumable supplies and chemical and gas inventories relating to the operation of a Plant located at, or in transit to, such Plant.

         (64) "JCP&L" means Jersey Central Power & Light Company, a New Jersey corporation.

         (65) "Knowledge" means the actual knowledge of the corporate officers or managerial representatives of the specified Person charged with responsibility for the particular function as of the date of the this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

         (66) "Material Adverse Effect" means any change in, or effect on the Purchased Assets that is materially adverse to the operations or condition (financial or otherwise) of (i) the Aggregate Purchased Assets, taken as a whole, or (ii) a Specified Plant (as defined below) other than: (a) any change affecting the international, national, regional or local electric industry as a whole and not Seller specifically and exclusively; (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used in connection with the Aggregate Purchased Assets including such Specified Plant; (d) any change or effect resulting from, changes in the North American, national, regional or local electric transmission systems or operations thereof; (e) any materially adverse change in or effect on the Aggregate Purchased Assets including such Specified Plant which is cured (including by the payment of money) before the Termination Date; (f) any order of any court or Governmental Authority or legislature applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon; and (g) any change or effect resulting from action or inaction by a Governmental Authority with respect to an independent system operator or retail access in Pennsylvania or New Jersey. As used herein, each of the following shall be a "Specified Plant":
(1) the Shawville Station and associated Purchased Assets to be conveyed to Buyer pursuant to the Related Purchase Agreement with Penelec; (2) the Portland Station and associated Purchased Assets to be




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conveyed  to  Buyer  pursuant  to  this  Agreement;  and (3)  collectively,  all
Purchased Assets to be conveyed to Buyer under the Related Purchase Agreement to which GPU, JCP&L and Met-Ed are parties.

         (67) "Merrill Creek Sublease Agreement" means the sublease agreement, substantially in the form of Exhibit H hereto, pursuant to which Seller will sublease to Buyer certain entitlements from the Merrill Creek Reservoir Project, as specified in Exhibit H.

         (68) "Non-Union Employees" has the meaning as set forth in Sections 6.10(b) and (m).

         (69) "PaPUC" means the Pennsylvania Public Utility Commission and any successor agency thereto.

         (70)  "PaDEP"  means  the  Pennsylvania   Department  of  Environmental
Protection and any successor agency thereto.

         (71) "Penelec" means Pennsylvania Electric Company, a Pennsylvania corporation.

         (72) "Permits" has the meaning set forth in Section 4.14.

         (73) "Permitted Encumbrances" means: (i) the Easements; (ii) those Encumbrances set forth in Schedule 1.1(73); (iii) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings provided that the aggregate amount for all Aggregate Purchased Assets being so contested does not exceed $500,000; (iv) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or York Haven or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, with respect to all Aggregate Purchased Assets exceed $500,000; (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (vi) such other liens, imperfections in or failure of title, charges, easements, restrictions and Encumbrances which do not materially, individually or in the aggregate, detract from the value of the Aggregate Purchased Assets as currently used or materially interfere with the present use of the Aggregate Purchased Assets and neither secure indebtedness, nor individually or in the aggregate have a value exceeding $30 million for all Aggregate Purchased Assets.

         (74) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

         (75) "Plants" means the generating stations and related assets as more fully identified on Schedule 2.1 attached hereto.

         (76)  "Pollution  Control  Revenue  Bonds"  means the  bonds  listed on
Schedule 6.12.

         (77) "Portland Unit 5" means the Siemens V84.3 dual fuel combustion turbine generator undergoing acceptance testing by Siemens Power Corporation, and all associated or appurtenant fixtures and equipment located at the Portland Site.

         (78) "Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).


         (79) "Post-Closing Statement" has the meaning set forth in Section 3.3(c).

         (80) "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

         (81) "Purchased Assets" has the meaning set forth in Section 2.1.

         (82) "Purchase Price" has the meaning set forth in Section 3.2.

         (83) "PURTA" has the meaning set forth in Section 3.5(c).

         (84) "PURTA Surcharge" has the meaning set forth in Section 3.5(c).


         (85) "Qualifying Offer" has the meaning set forth in Section 6.10(b).

         (86) "Real Property" has the meaning set forth in Section 2.1(a).

         (87) "Real Property Leases" has the meaning set forth in Section 4.6.

         (88) "Related Purchase Agreements" has the meaning set forth in Section 7.1(l).

         (89) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

         (90) "Remediation" means action of any kind to address a Release or the presence of Hazardous Substances at a Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at a Site or an off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over a Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on a Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at a Site or an off-Site location.

         (91) "Replacement Welfare Plans" has the meaning set forth in Section 6.10(e)

         (92) "Representatives" of a Party means the Party's Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling persons.

         (93) "SEC" means the Securities and Exchange Commission and any successor agency thereto.

         (94) "Seller's Agreements" means those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Plants and being assigned to Buyer as part of the Purchased Assets or to which York Haven is a party, including without limitation the Collective Bargaining Agreement and the Agreements listed on Schedule 4.12(a).

        (95) "Seller's Indemnitee" has the meaning set forth in Section 8.1 (a).

         (96) "Seller's  Material  Adverse  Effect" has the meaning set forth in
Section 7.2(c).

         (97) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

         (98) "Siemens' Agreement" has the meaning set forth in Section 2.4(q).

         (99) "Site" means, with respect to any Plant, the Real Property (including improvements) forming a part of, or used or usable in connection with the operation of, such Plant, including any disposal sites included in the Real Property. Any reference to the Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Sites, and any reference to items "at the Sites" shall include all items "at, on, in, upon, over, across, under and within" the Site.

         (100) "Subsidiary" when used in reference to any Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person.

         (101) "Tangible Personal Property" has the meaning set forth in Section 2.1(c).

         (102) "Tax Affiliate" means any entity that is a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, or a group of corporations filing a consolidated or combined Tax Return for state, local or foreign purposes (each a "Consolidated Group"), if York Haven could be held liable for the Taxes of such entity or Consolidated Group.

(103) "Tax Contest" has the meaning set forth in Section 6.8(e)(4)(i).

         (104) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

         (105) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

         (106) "Termination Date" has the meaning set forth in Section 9.1(b).

         (107) "Third Party Claim" has the meaning set forth in Section 8.2(a).

         (108) "Transferable Permits" means those Permits and Environmental Permits which may be lawfully transferred to or assumed by Buyer without a filing with, notice to, consent or approval of any Governmental Authority, and are set forth in Schedule 1.1 (108).

         (109) "Transferred Employees" means Transferred Non-Union Employees and Transferred Union Employees.

         (110)  "Transferred  Non-Union  Employees" has the meaning set forth in
Section 6.10(b).

         (111)  "Transferred  Union  Employees"  has the  meaning  set  forth in
Section 6.10(b).

         (112) "Transferring Employee Records" means all records related to personnel of Seller, York Haven, Genco, GPUN or GPUS who will become employees of Buyer only to the extent such records pertain to: (i) skill and development training and biographies, (ii) seniority histories, (iii) salary and benefit information, including benefit census and valuation data, (iv) Occupational, Safety and Health Administration reports, and (v) active medical restriction forms.

         (113) "Transition Power Purchase Agreement" means the agreement between Seller and Buyer, a copy of which is attached as Exhibit G hereto, executed on the date hereof, relating to the sale of installed capacity to Seller for a specified period of time following the Closing Date.

         (114) Transmission Assets" has the meaning set forth in Section 2.2(a).

         (115) "Union" means IBEW 777.

         (116) "Union Employees" has the meaning set forth in Sections 6.10(a) and (m).

         (117) "USEPA" means the United States Environmental Protection Agency and any successor agency thereto.

         (118) "Year 2000 Compliant" has the meaning set forth in Section 4.20. "Year 2000 Compliance" has a meaning correlative to the foregoing.

         (119) "York Haven" means York Haven Power Company, a Pennsylvania corporation and wholly-owned subsidiary of Met-Ed.

         (120) "York Haven Plant" means the York Haven Hydroelectric Station identified as such in Schedule
2.1.

         (121) "York Haven Stock" means all of the issued and outstanding shares of common stock, without value, of York Haven.

         (122) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

         1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), and subject to Sections 2.2 and 7.3 and the other terms and conditions of this Agreement, all of Seller's right, title and interest in and to all assets constituting, or used in and necessary for generation purposes to the operation of, the Plants identified in Schedule 2.1 including without limitation those assets described below (but excluding the Excluded Assets), each as in existence on the Closing Date (collectively, "Purchased Assets"):

                  (a) Those certain parcels of real property (including all buildings, facilities and other improvements thereon and all appurtenances thereto) described in Schedule 4.10 (the "Real Property"), except as otherwise constituting part of the Excluded Assets;

                  (b)      All Inventories;

                  (c) All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property located on or used principally in connection with the Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 2.1(c), together with all the personal property of Seller used principally in the operation of the Plants and listed in
Schedule 2.1(c), other than property used or primarily usable as part of the Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

                  (d) Subject to the provisions of Section 6.5(d), all Seller's Agreements;

                  (e) Subject to the provisions of Section 6.5(d), all Real Property Leases;

                  (f)      All Transferable Permits;

                  (g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of Seller relating specifically to the aforementioned assets and necessary for the operation of the Plants (subject to the right of Seller to retain copies of same for its use) other than such items which are proprietary to third parties and accounting records;

                  (h) Subject to Section 6.1, all Emission Reduction Credits associated with the Plants and identified in Schedule 2.1(h), and all Emission Allowances that have accrued prior to, or that accrue on or after, the date of this Agreement but prior to the Closing Date;

                  (i) All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or personal property constituting part of the Purchased Assets, as of the Closing Date, and an amount equal to all liquidated damages paid to and retained by Seller in respect of performance guarantees under the Siemens' Agreement;

                  (j) The names of the Plants. It is expressly understood that Seller is not assigning or transferring to Buyer any right to use the names "Jersey Central Power & Light Company", "JCP&L", "Metropolitan Edison Company", "Met-Ed", "Pennsylvania Electric Company", "Penelec", "GPU", "GPU Energy", "GPU Generation", "GPU Nuclear", "GPU Service" and "GPU Genco", or any related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof;

                  (k) All drafts, memoranda, reports, information, technology, and specifications relating to Seller's plans for Year 2000 Compliance with respect to the Purchased Assets;

                  (l)  The Intellectual Property described on Schedule 2.1(l);

                  (m) The substation equipment set forth in Schedule A to the Interconnection Agreement and designated therein as being transferred to Buyer, and

                  (n) The York Haven Stock and all stock books, stock ledgers, minute books, corporate seal, all corporate records and other books and records of the type described in Section 2.1. relating to York Haven.

         2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein (the "Excluded Assets"):

                  (a) Except as expressly identified in Schedule 2.1(c), the electrical transmission or distribution facilities (as opposed to generation facilities) of Seller or any of its Affiliates located at the Sites or forming part of the Plants (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets (collectively, the "Transmission Assets"), and those certain assets, facilities and agreements all as identified on Schedule 2.2(a) attached hereto;

                  (b) Certain revenue meters and remote testing units, drainage pipes and systems, as identified in the Easement Agreement;

                  (c) Certificates of deposit, shares of stock (except as provided in Section 2.1(n) with respect to the York Haven Stock), securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

                  (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

                  (e) The rights of Seller and its Affiliates to the names "Jersey "Central Power & Light Company", "JCP&L", "Metropolitan Edison Company", "Met-Ed", "Pennsylvania Electric Company", "Penelec", "GPU", "GPU Energy", "GPU Generation", "GPU Nuclear", "GPU Service" and "GPU Genco" or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

                  (f) All tariffs, agreements and arrangements to which Seller is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

                  (g) The rights of Seller or York Haven in and to any causes of action against third parties (including indemnification and contribution), other than to the extent relating to any Assumed Liability, relating to any Real Property or personal property, Permits, Environmental Permits, Taxes, Real Property Leases or Seller's Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Plants or the Sites and relating to any period prior to the Closing Date;

                  (h) All personnel records of Seller or York Haven or its Affiliates relating to the Transferred Employees other than Transferring Employee Records or other records, the disclosure of which is required by law, or legal or regulatory process or subpoena; and

                  (i) Any and all of  Seller's  and York  Haven's  rights in any contract representing an intercompany transaction between Seller or York Haven and an Affiliate of Seller or York Haven, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like, except for any contracts listed on Schedule 4.12(a).

         2.3 Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge when due, without recourse to Seller, all of the following liabilities and obligations of Seller, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof (collectively, "Assumed Liabilities"):

                  (a) All liabilities and obligations of Seller arising on or after the Closing Date under Seller's Agreements, the Real Property Leases, and the Transferable Permits in accordance with the terms thereof, including, without limitation, (i) the contracts, licenses, agreements and personal property leases entered into by Seller with respect to the Purchased Assets, which are disclosed on Schedule 4.12(a) or not required by Section 4.12(a) to be so disclosed, and (ii) the contracts, licenses, agreements and personal property leases entered into by Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Seller;

                  (b) All liabilities and obligations associated with the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

                  (c) All liabilities and obligations with respect to the Transferred Employees arising on or after the Closing Date (i) for which Buyer is responsible pursuant to Section 6.10 and (ii) relating to the grievances and arbitration proceedings arising out of or under the Collective Bargaining Agreement prior to, on or after the Closing Date;

                  (d) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership or operation of any of the Purchased Assets; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to, on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; and (iii) the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; provided, that nothing set forth in this subsection 2.3(d) shall require Buyer to assume any liabilities or obligations that are expressly excluded in Section 2.4 including, without limitation, liability for toxic torts as set forth in Section 2.4(i).

                  (e) All liabilities and obligations of Seller or York Haven with respect to the Purchased Assets under the agreements or consent orders set forth on Schedule 4.7 arising on or after the Closing; and

                  (f) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date, except for any Income Taxes attributable to income received by Seller.

         2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Excluded Liabilities"):

                  (a) Any liabilities or obligations of Seller or York Haven that are not expressly set forth as liabilities or obligations being assumed by Buyer in Section 2.3 and any liabilities or obligations in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets;

                  (b) Any liabilities or obligations in respect of Taxes attributable to the ownership, operation or use of Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof and any liability in respect of PURTA not otherwise expressly assumed by Buyer under
Section 3.5 hereof;

                  (c) Any liabilities or obligations of Seller or York Haven accruing under any of Seller's Agreements prior to the Closing Date;

                  (d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising solely out of the ownership or operation of the Purchased Assets prior to the Closing Date, other than any liabilities or obligations which have been assumed by Buyer in Section 2.3(d);

                  (e) Any fines,  penalties or costs  imposed by a  Governmental
Authority resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority pending prior to the Closing Date but only regarding acts which occurred prior to the Closing Date, or (ii) illegal acts, willful misconduct or gross negligence of Seller or York Haven prior to the Closing Date, other than, any such fines, penalties or costs which have been assumed by Buyer in Section 2.3(d);

                  (f) Any payment obligations of Seller or York Haven for goods delivered or services rendered prior to the Closing Date, including, but not limited to, rental payments pursuant to the Real Property Leases;

                  (g) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) to the extent caused (or allegedly caused) by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Substances, or the arrangement for such activities, of Hazardous Substances, prior to the Closing Date, in connection with the ownership or operation of the Purchased Assets, provided that for purposes of this Section "off-Site" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

                  (h) Any  liability,  obligation  or  responsibility  under  or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, prior to the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-Site location, provided that for purposes of this Section "off-Site" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

                  (i) Third party liability for toxic torts arising as a result of or in connection with loss of life or injury to persons (whether or not such loss or injury arose or was made manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date;

                  (j) Civil or criminal fines or penalties wherever assessed or incurred for violations of Environmental Laws arising from the operation of the Purchased Assets prior to the Closing Date;

                  (k) Subject to Section 6.10, any liabilities or obligations relating to any Benefit Plan maintained by Seller or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under
Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Seller and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including but not limited to any liability with respect to any such plan (i) for benefits payable under such plan; (ii) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (iii) relating to any such plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA; (iv) for non-compliance with the notice and benefit continuation requirements of COBRA; (v) for noncompliance with ERISA or any other applicable laws; or (vi) arising out of or in connection with any suit, proceeding or claim which is brought against Buyer, any Benefit Plan, ERISA Affiliate Plan, or any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

                  (l) Subject to Section 6.10, any liabilities or obligations relating to the employment or termination of employment, by Seller, or any Affiliate of Seller, of any individual, that is attributable to any actions or inactions (including discrimination, wrongful discharge, unfair labor practices or constructive termination) by Seller prior to the Closing Date other than such actions or inactions taken at the written direction of Buyer;

                  (m) Subject to Section 6.10, any obligations for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, plan, instrument or agreement relating to any of the Purchased Assets;

                  (n) Any liability of Seller arising out of a breach by Seller or any of its Affiliates of any of their respective obligations under this Agreement or the Ancillary Agreements; and

                  (o) Any liability or obligation of York Haven relating to the period prior to the Closing except for liabilities or obligations assumed by Buyer under Section 2.3;

                  (p) Any and all obligations under Article III of the Fish Ladder Contract to pay for performance of the work set forth in Article I to construct the Coffer dams, attraction flow weir and fish ladder facility, it being understood that all other obligations under such contract following completion of construction are being assumed by Buyer under Section 2.3(a); provided, however, that notwithstanding anything herein to the contrary, Buyer shall bear no financial responsibility for payment of cost overruns or any other costs incurred in connection with performance under Article I of the Fish Ladder Contract (other than relating to additional work, if any, which Buyer requests to be performed);

                  (q) All obligations, whether financial or otherwise, arising under the Agreement, dated as of June 29, 1993, as amended, between Met-Ed and Siemens Power Corporation ("Siemens' Agreement"), relating to the construction and installation of Portland Unit No. 5 (other than relating to additional work, if any, which Buyer requests to be performed); and

                  (r) Any liability relating to the Pollution Control Revenue Bonds except as provided in Section 6.12.


         2.5. Control of Litigation. The Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activities (including without limitation any environmental mitigation or Remediation activities), arising out of or related to any Excluded Liabilities, and Buyer agrees to cooperate fully in connection therewith; provided, however, that without Buyer's written consent, which shall not be unreasonably withheld or delayed, Seller shall not settle any such litigation, administrative or regulatory proceeding which would result in a material adverse effect on the related Purchased Assets.

         2.6 York Haven Assets and Liabilities. Effective immediately prior to the Closing, Met-Ed shall cause all Excluded Assets of York Haven to be transferred by York Haven to Met-Ed or one or more of Met-Ed's Affiliates, and to cause all liabilities of York Haven (other than Assumed Liabilities) to be assumed by Met-Ed or one or more of Met-Ed's Affiliates.


                                   ARTICLE III

                                   THE CLOSING


         3.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Berlack, Israels & Liberman LLP, 120 West 45th Street, New York, New York at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is fifteen (15) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist or such other date as the Parties may mutually agree. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

         3.2 Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer will pay or cause to be paid to Seller at the Closing an aggregate amount of three hundred eighty-five million seven hundred fifty-nine thousand seven hundred and thirty-two United States Dollars (U.S. $385,759,732.00) (the "Purchase Price") plus or minus any adjustments pursuant to the provisions of this Agreement, by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer.

        3.3 Adjustment to Purchase Price. (a) Subject to Section 3.3(b), at the Closing, the Purchase Price shall be adjusted, without duplication, to account for the items set forth in this Section 3.3(a):

                           (i) The Purchase Price shall be increased or decreased, as applicable, to reflect the difference between the book value of all Inventories as of the Closing Date and the value of all Inventories as of June 30, 1998 as reflected on Schedule 3.3(a)(i).

                           (ii) The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.5.

                           (iii) The Purchase Price shall be increased by the amount expended, or for which liabilities are incurred, by Seller between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Purchased Assets and other expenditures or repairs on property, plant and equipment included in the Purchased Assets that would be capitalized by Seller in accordance with normal accounting policies of Seller and its Affiliates (together, "Capital Expenditures"), which are not described on Schedule 6.1 and which either (A) are mandated after the date of this Agreement by any Governmental Authority (subject to Buyer's right reasonably to direct Seller to contest such mandatesby appropriate proceedings at Buyer's expense and provided there is no adverse impact on the Purchased Assets); or (B) do not fall within category (A) above but do not exceed in the aggregate $2 million for all Aggregate Purchased Assets; or (C) are approved in writing by Buyer.

                  (b) At least ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth Seller's best estimate of the adjustments to the Purchase Price required by Section 3.3(a) (the "Estimated Adjustment"). Within five (5) Business Days following the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to the Estimated Adjustment in writing. If Buyer objects to the Estimated
Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so within three (3) Business Days prior to the Closing Date (or if Buyer does not object to the Estimated Adjustment), the Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be paid as a "Post-Closing Adjustment" to the extent required by Section 3.3(c).

                  (c) Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Purchase Price required by Section 3.3(a) (the "Post-Closing Adjustment"). The Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as Seller has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days following the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the Post-Closing Adjustment in writing. Seller agrees to cooperate with Buyer to provide Buyer and Buyer's Representatives information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty
(30) days of any objection by Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller's and Buyer's joint expense, review the Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days of such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment by agreement of the Parties or by binding determination of the Independent Accounting Firm, if the Post-Closing Adjustment is more or less than the Closing Adjustment, the Party owing the difference shall deliver such difference to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

         3.4 Allocation of Purchase Price. Buyer and Seller shall endeavor to agree upon an allocation among the Purchased Assets and the York Haven Stock of the sum of the Purchase Price and the Assumed Liabilities in a manner consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days of the date of this Agreement. Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with any such agreed to allocation. Each of Buyer and Seller shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes in a manner consistent with any such agreed to allocation determined pursuant to this
Section 3.4. Each of Buyer and Seller agrees to provide the other promptly with any information required to complete Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price agreed to pursuant to this Section 3.4.

         3.5. Prorations. (a) Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                           (i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

                           (ii) Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to Seller or York Haven under any of Seller's Agreements;

                           (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

                           (iv) Sewer rents and charges for water, telephone, electricity and other utilities; and

                           (v) Rent and Taxes and other items payable by Seller under the Real Property Leases assigned to Buyer or to which York Haven is a party.

                  (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this
Section 3.5.

                  Notwithstanding anything to the contrary herein, no proration shall be made under this Section 3.5 with respect to Taxes payable under the Pennsylvania Public Utility Realty Tax Act ("PURTA") that are attributable to the year in which the Closing occurs (the "Closing Year PURTA Tax"). Buyer shall be fully responsible and indemnify Seller for, and shall be entitled to receive all refunds relating to payments Buyer makes with respect to, the Closing Year PURTA Tax; provided, however, that any additional tax that is imposed in the year in which the Closing occurs pursuant to Section 1104-A(b) of PURTA or any successor provision thereof (a "PURTA Surcharge") but which relates to the previous year shall not be treated as the Closing Year PURTA Tax and Seller shall be responsible for such PURTA Surcharge.

         3.6 Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

                  (a)The Bill of Sale, duly executed by Seller;

                  (b)Copies of any and all governmental and other third party consents, waivers or approvals required with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

                  (c)The opinions of counsel and officer's certificates contemplated by Section 7.1;

                  (d)One or more special warranty deeds conveying the Real Property to Buyer, in substantially the form of Exhibit F hereto, duly executed and acknowledged by Seller and in recordable form;

                  (e) The Assignment and Assumption Agreement and any Ancillary Agreements which are not executed on the date hereof, duly executed by Seller;

                  (f)      A FIRPTA Affidavit, duly executed by Seller;

                  (g) Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

                  (h) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                  (i) Certificates of Subsistence with respect to Seller and York Haven, issued by the Secretary of the State of Seller's and York Haven's state of incorporation;

                  (j)  To  the  extent  available,  originals  of  all  Seller's
Agreements, Real Property Leases, Permits, Environmental Permits, and Transferable Permits and, if not available, true and correct copies thereof, together with the items referred to in Section 2.1(g);

                  (k) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to transfer to Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable in recordable form;

                  (l) Notices, signed by Seller, to all other parties to the material Seller's Agreements where notice to such parties is required under the terms of such Seller's Agreements or pursuant to Section 6.5(d) hereof;

                  (m) Reliance letters from Woodward & Clyde with respect to the Environmental Reports prepared by Woodward & Clyde concerning the Purchased Assets and made available for review by Buyer.

                  (n) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

         In addition,  Met-Ed will deliver,  or cause to be delivered,  to Buyer
(i) a stock certificate or certificates representing the York Haven Stock accompanied by a stock power duly endorsed to Buyer and (ii) resignations of all directors and officers of York Haven. The instruments of conveyance listed above in Sections 3.6(a), (d), (e) and (k) will not include any assets owned by York Haven (unless required to assure continuing valid title by York Haven).

         3.7 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

                  (a) The Purchase Price, as adjusted pursuant to Section 3.3, by wire transfer of immediately available funds in accordance with Seller's instructions or by such other means as may be agreed to by Seller and Buyer;

                  (b) The opinions of counsel and officer's certificates contemplated by Section 7.2;

                  (c) The Assignment and Assumption Agreement and any Ancillary Agreements which are not executed on the date hereof, duly executed by Buyer;

                  (d) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, the Guaranty and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

                 (e) A certificate of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, the Guaranty and the other agreements contemplated hereby;

                 (f) All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement;

                 (g) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement and where necessary or desirable in recordable forms;

                 (h)  Certificates  of  Insurance   relating  to  the  insurance
policies required pursuant to Article 10 of the Interconnection Agreement; and

                 (i) Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.8 Ancillary Agreements. The Parties acknowledge that the Ancillary Agreements, other than the Merrill Creek Sublease Agreement, the Easement Agreements and the Interconnection Agreement between Seller and York Haven, have been executed on the date hereof.

          3.9 Easement Agreements. At the Closing, Buyer and Seller shall execute for each Site an Easement Agreement in the form attached hereto as Exhibit C, completed as required to cause the entity owning such Site to grant such Easements and licenses as are contemplated by such form of agreement and Exhibits B (Distribution Facilities), Exhibits C (Transmission Facilities), Exhibits F (Distribution Substation), and Exhibits G (Main Substation) thereto, forms of which are attached thereto. Such forms of Exhibits B, C, F and G to the agreements are subject to revision as the Parties may agree. The Parties shall engage in reasonable and good faith negotiations regarding such revisions so as to minimize the impact of the Seller's Easements, Easement areas and licenses on the Sites and Buyer's use thereof, consistent with the enjoyment by Seller of such Easements and license rights as Seller reasonably requires to continue its use, operation and maintenance of the Excluded Assets.

             The Parties shall also engage in reasonable, good faith negotiations to agree upon the rules and regulations under which Buyer will grant to Seller access to the Sites, and under which Seller will grant to Buyer access to Seller's Easements and Easement areas. Such rules and regulations shall be memorialized as Exhibit J to each agreement.


                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

               Seller represents and warrants to Buyer as follows:

         4.1 Incorporation; Qualification. Each of Seller and York Haven is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its material properties and assets and to carry on its business as is now being conducted. Each of Seller and York Haven is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has heretofore delivered to Buyer true, complete and correct copies of its and York Haven's Certificate of Incorporation and Bylaws as currently in effect.

         4.2 Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by Seller hereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and this Agreement has been duly and validly executed and delivered by Seller. Subject to the receipt of Seller's Required Regulatory Approvals, this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        4.3 Consents and  Approvals;  No  Violation.  (a) Except as set forth in
Schedule 4.3(a), and subject to obtaining Seller's Required Regulatory Approvals, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller or York Haven of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller or York Haven, (ii) result in a default (or give rise to any right of termination, consent, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller or York Haven is a party or by which it, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Seller or York Haven, which violations, individually or in the aggregate, would create a Material Adverse Effect, or create any Encumbrance other than a Permitted Encumbrance.

                  (b) Except as set forth in Schedule 4.3(b), (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the "Seller's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority, by or for Seller or York Haven, is necessary for the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent Seller from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to Seller or the Purchased Assets as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

         4.4 Insurance. Except as set forth in Schedule 4.4, all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Seller and York Haven with respect to the business, operations or employees at the Plants or the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.4, within the 36 months preceding the date of this Agreement, neither Seller nor York Haven has been refused any insurance with respect to the Purchased Assets nor has coverage been limited by any insurance carrier to which Seller or York Haven has applied for any such insurance or with which Seller or York Haven has carried insurance during the last 12 months.

         4.5. Title and Related Matters. Except as set forth in Schedule 4.5 and subject to Permitted Encumbrances, (i) Seller is the owner of record title to the Real Property (or the interest in the Real Property as set forth in Schedule 2.1) and has good and valid title to the other Purchased Assets which it purports to own, free and clear of all material Encumbrances of which the Seller has knowledge and (ii) Seller shall convey to Buyer such title with respect to the Real Property or interest therein as a reputable title company doing business in the Commonwealth of Pennsylvania would insure. Met-Ed has good and valid title to the York Haven Stock, free and clear of all Encumbrances.

         4.7 Real Property Leases. Schedule 4.6 lists, as of the date of this Agreement, all material real property leases under which Seller or York Haven is a lessee or lessor and which relate to the Purchased Assets ("Real Property Leases"). Except as set forth in Schedule 4.6, all such leases are valid, binding and enforceable against Seller or York Haven in accordance with their terms; there are no existing material defaults by Seller or York Haven or, to Seller's or York Haven's Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by Seller or York Haven or, to Seller's or York

Haven's Knowledge, any other party thereunder. Seller has delivered to Buyer true, correct and complete copies of each of the material Real Property Leases.

         4.7 Environmental Matters. Except as disclosed in Schedule 4.7 or in the "Phase I" and "Phase II" environmental site assessments prepared by Seller's outside environmental consultants ("Environmental Reports") and made available for inspection by Buyer:

                  (a) Each of Seller and York Haven holds, and is in substantial compliance with, all permits, certificates, certifications, licenses and governmental authorizations under Environmental Laws ("Environmental Permits") that are required for Seller or York Haven to conduct the business and operations of the Purchased Assets, and each of Seller and York Haven is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of such Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

                  (b) Neither Seller nor York Haven has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to the Real Property or any other Purchased Assets;

                  (c) Neither Seller nor York Haven has entered into or agreed to any consent decree or order relating to the Purchased Assets, or is subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchased Assets.

                  (d) To Seller's and York Haven's Knowledge, no Releases of Hazardous Substances have occurred at, from, in, on, or under any Site, and no Hazardous Substances are present in, on, about or migrating from any such Site that could give rise to an Environmental Claim related to the Purchased Assets for which Remediation reasonably could be required, except in any such case to the extent that any such Releases would not, individually or in the aggregate, create a Material Adverse Effect.

         The representations and warranties made in this Section 4.7 are Seller's exclusive representations and warranties relating to environmental matters.

         4.8 Labor Matters. Seller has previously delivered to Buyer a true and correct copy of the Collective Bargaining Agreement, which is the only collective bargaining agreement to which it or York Haven is a party or is subject and which relates to the business and operations of the Purchased Assets. With respect to the business or operations of such Purchased Assets, except to the extent set forth in Schedule 4.8 and except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect, each of Seller and York Haven (a) is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board; (c) no arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller or York Haven; and (d) neither Seller nor York Haven has experienced any work stoppage within the three-year period prior to the date hereof and to Seller's and York Haven's Knowledge none is currently threatened.

         4.9. Benefit Plans: ERISA. (a)Schedule 4.9(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multiemployer plans, and all material bonus, fringe benefit and other employee benefit plans maintained or with respect to which contributions are made by Seller, York Haven, Genco, GPUN or GPUS in respect of the current employees of Seller, York Haven, Genco, GPUN or GPUS connected with the Purchased Assets ("Benefit Plans"). True and complete copies of all Benefit Plans have been made available to Buyer.

                  (b) Except as set forth in Schedule 4.9(b), Seller and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code and has been administered in all material respects in accordance with its terms as set forth in the documents governing such Benefit Plan. Except as set forth in Schedule 4.9(b), neither Seller nor any ERISA Affiliate has incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA or any withdrawal liability with respect to any Benefit Plan, within the meaning of Section 4021 of ERISA, nor is there any reportable event (as defined in Section 4043 of ERISA) with respect to any Benefit Plan. Except as set forth in Schedule 4.9(b), the Internal Revenue Service has issued a letter for each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, which letter determines that such plan is qualified and exempt from United States Federal Income Tax under Section 401(a) and 501(a) of the Code, and Seller is not aware of any occurrence since the date of any such determination letter which would affect adversely such qualification or tax exemption.

                  (c) Neither Seller nor any ERISA Affiliate has engaged in any transaction described in Section 4069(a) or Section 4212(c) of ERISA. No Benefit Plan is a multiemployer plan.

                  (d) Seller and Sellers' Affiliates have materially complied in good faith with the notice and continuation requirements of Section 4980B of the Code, and Part 6 of Subtitle B of Title I of ERISA with respect to any Benefit Plan. Seller and each ERISA Affiliate have complied in all material respects with the requirements of Part 7 of Title I of ERISA.

         4.10 Real Property. Schedule 4.10 contains a description of the Real Property included in the Purchased Assets. Copies of any current surveys, abstracts or title opinions in Seller's or York Haven's possession and any policies of title insurance in force and in the possession of Seller or York Haven with respect to the Real Property have heretofore been made available to Buyer (without making any representation or warranty as to the accuracy or completeness thereof). Except as set forth in Schedule 4.10A, no real property other than the Real Property is necessary for Buyer to own, maintain and operate the Purchased Assets as they are currently used.

         4.11 Condemnation. Except as set forth in Schedule 4.11, neither Seller nor York Haven has received any written notices of and otherwise has no Knowledge of any pending or threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Purchased Assets.

         4.12 Contracts and Leases. (a) Schedule 4.12(a) lists each written contract, license, agreement, or personal property lease which is material to the business or operations of the Purchased Assets, other than any contract, license, agreement or personal property lease which is listed or described on another Schedule, or which is expected to expire or terminate prior to the Closing Date, or which provides for annual payments by Seller or York Haven after the date hereof of less than $250,000 or payments by Seller or York Haven after the date hereof of less than $1,000,000 in the aggregate.

                  (b)Except as disclosed in Schedule 4.12(b), each Seller's Agreement (i) constitutes a legal, valid and binding obligation of Seller or York Haven and, to Seller's or York Haven's Knowledge, constitutes a valid and binding obligation of the other parties thereto, and (ii) may be transferred to Buyer pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, create a Material Adverse Effect.

                  (c) Except as set forth in Schedule 4.12(c), there is not, under Seller's Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of Seller or York Haven or to Seller's or York Haven's Knowledge, any of the other parties thereto, except such events of default and other events which would not, individually or in the aggregate, create a Material Adverse Effect.

         4.13 Legal Proceedings, etc. Except as set forth in Schedule 4.13, there are no actions or proceedings pending (or to Seller's knowledge overtly threatened) against Seller or York Haven before any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to create a Material Adverse Effect. Except as set forth in Schedule 4.13, neither Seller nor York Haven is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which would, individually or in the aggregate, create a Material Adverse Effect.

         4.14 Permits. (a) Each of Seller and York Haven has all permits, licenses, franchises and other governmental authorizations, consents and approvals, (other than Environmental Permits, which are addressed in Section 4.7 hereof) (collectively, "Permits") necessary to permit Seller or York Haven to own and operate the Purchased Assets except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as disclosed on Schedule 4.14(a), neither Seller nor York Haven has received any notification that it is in violation of any such Permits, except notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. Each of Seller and York Haven is in compliance with all such Permits except where non-compliance would not, individually or in the aggregate, create a Material Adverse Effect.

                  (b) Schedule 4.14(b) sets forth all material Permits and Environmental Permits, other than Transferable Permits (which are set forth on Schedule 1.1(108)) related to the Purchased Assets.

         4.15 Taxes. Seller has filed all returns required to be filed by it with respect to any Tax relating to the Purchased Assets, and Seller has paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not reasonably be expected to create a Material Adverse Effect. Seller has complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes relating to Transferred Employees. All Tax Returns relating to the Purchased Assets are true, correct and complete in all material respects. Except as set forth in Schedule 4.15, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule 4.15 is being contested in good faith through appropriate proceedings. Except as set forth in
Schedule 4.15, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets that will be binding upon Buyer after the Closing. None of the Purchased Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the Purchased Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code.
Schedule 4.15 sets forth the taxing jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require Buyer to withhold any portion of the Purchase Price or subject Buyer to any liability for any Taxes of Seller.

         4.16 Intellectual Property. Schedule 2.1(l) sets forth all Intellectual Property used in and, individually or in the aggregate with other Intellectual Property, material to the operation or business of the Purchased Assets, each of which Seller or its Affiliates either has all right, title and interest in or valid and binding rights under contract to use. Except as disclosed in Schedule 4.16, (i) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and (ii) to Seller's Knowledge, such Intellectual Property is not being infringed by any other Person. Neither Seller nor York Haven has received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Purchased Assets, and Seller and York Haven, to its Knowledge, is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

         4.17 Capital Expenditures. Except as set forth in Schedule 6.1, there are no capital expenditures associated with the Purchased Assets that are planned by Seller through December 31, 1999.

         4.18 Compliance With Laws. Each of Seller and York Haven is in compliance with all applicable laws, rules and regulations with respect to the ownership or operation of the Purchased Assets except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

         4.19 PUHCA. Seller is a wholly owned subsidiary of GPU, Inc., which is a holding company registered under the Public Utility Holding Company Act of 1935.

         4.19A Subsidiaries. York Haven does not own any subsidiaries nor any debt, preferred, common or other equity securities of any kind nor any equity or other interests in any other business, legal entity or arrangement.

         4.19B Capitalization. The York Haven Stock, which consists of 500 shares of common stock, without par value, constitutes all of the issued and outstanding shares of capital stock of York Haven and is owned beneficially and of record by Seller, free and clear of all Encumbrances. The York Haven Stock has been duly authorized and validly issued, and is fully paid and non-assessable. There are no other authorized shares of capital stock of York Haven other than the 500 shares of common stock comprising the York Haven Stock. None of the shares comprising the York Haven Stock has been issued in violation of, or is subject to, any preemptive or subscription rights, rights of first refusal or offer, options, put or call rights, consent rights, restrictive covenants or agreements with any third party other than Buyer ("Restrictive Third Party Rights"). There are no outstanding securities convertible into or exchangeable for the capital stock of York Haven. Neither Seller nor York Haven has any obligation, contingent or otherwise, to issue, sell, repurchase, redeem or otherwise acquire any of the York Haven Stock or other capital stock of York Haven or any equity or debt securities of York Haven.

         4.19C York Haven Tax Matters. With respect to the sale of the York Haven Stock, except as set forth on Schedule 4.19C:

                           (i) York Haven has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it, and all such Tax Returns are materially correct and (y) timely paid or there has been paid on its behalf all Taxes due or claimed to be due from it by any taxing authority;

                           (ii) York Haven has, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

                           (iii) There are no Encumbrances for Taxes upon the assets or properties of York Haven, except for statutory encumbrances for current Taxes not yet due;

                           (iv) York Haven has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statue of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of York Haven;

                           (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of York Haven and York Haven has not received any written notice that such an audit is pending or threatened with respect to any Taxes due from or with respect to York Haven or any Tax Return field by or with respect to York Haven;

                           (vi) York Haven has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could materially adversely affect York Haven;

                           (vii) Except for the GPU Intercompany Tax Allocation Agreement, York Haven is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement;

                           (viii) No power of attorney has been granted with respect to York Haven as to any matter relating to Taxes;

                           (ix) York Haven has not filed a consent  pursuant  to
         Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset, as such term is defined in Section 341(f)(4) of the Code, owned by York Haven;

                           (x) No property owned by York Haven (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code;

                           (xi) Since December 31, 1996, York Haven has not incurred any liability for Taxes other than in the ordinary course of business;

                            (xii) York Haven has no liability for Taxes of any person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) other than for the consolidated return group of which GPU is the parent;

                           (xiii)  York  Haven  has  not   participated  in,  or
         cooperated with, an international boycott within the meaning of Section 999 of the Code; and

                           (xiii) York Haven is not a party to any contract, agreement or other arrangement which could result in the payment by it of amounts that could be nondeductible by reason of Section 280G or 162(m) of the Code.

         4.19D Financial Statements. Attached hereto as Schedule 4.19D are the audited balance sheet, income statement and statement of cash flows of York Haven as at and for the year ended December 31, 1997, and the unaudited balance sheet, income statement and statement of cash flows of York Haven as at and for the six months ended June 30, 1998 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly the financial condition of York Haven as of the dates set forth therein and results of operations for the periods set forth therein (subject in the case of the unaudited financial statements, to year end audit adjustments). The books and records of York Haven are complete in all material respects and have been maintained in accordance with GAAP or other applicable regulatory requirements. York Haven has no material liability or asset which is not disclosed in the Financial Statements and which is required to be disclosed in a balance sheet prepared in accordance with GAAP.

         4.20 DISCLAIMERS REGARDING PURCHASED ASSETS EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE PURCHASED ASSETS ARE SOLD "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PLANTS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE

PURCHASED ASSETS FOR OPERATION AS A POWER PLANT AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR ITS REPRESENTATIVES, OR BY ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

         Seller makes no warranties and representations of any kind, whether direct or implied, that any of the hardware, software, and firmware products (including embedded microcontrollers in non-computer equipment) which may be included in the Purchased Assets to be transferred under this Agreement (the "Computer Systems") is Year 2000 Compliant. For purposes hereof, "Year 2000 Compliant" shall mean that the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller as follows:


         5.1. Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is, or by the Closing will be, qualified to do business in the Commonwealth of Pennsylvania. Buyer has heretofore delivered to Seller complete and correct copies of its Certificate of Incorporation and Bylaws (or other similar governing documents) as currently in effect.

         5.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. Subject to the receipt of Buyer Required Regulatory Approvals, this Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         5.3.     Consents and Approvals; No Violation.

                  (a) Except as set forth in Schedule 5.3(a), and subject to obtaining Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Buyer, or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer ("Buyer Material Adverse Effect") or (iii) violate any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

                  (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the "Buyer Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for Buyer's execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not prevent Buyer from performing its obligations under this Agreement.

         5.4 Availability of Funds. Buyer has sufficient funds and lines of credit available to it or has received binding written commitments from creditworthy financial institutions, copies of which have been provided to Seller, to provide sufficient funds on the Closing Date to pay the Purchase Price and to permit Buyer to timely perform all of its obligations under this Agreement.

         5.5 Legal Proceedings. There are no actions or proceedings pending against Buyer before any court or arbitrator or Governmental Authority, which, individually or in the aggregate, could reasonably be expected to create a Buyer Material Adverse Effect. Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which would, individually or in the aggregate, create a Buyer Material Adverse Effect.

         5.6 No Knowledge of Seller's Breach. Buyer has no Knowledge of any breach by Seller of any representation or warranty of Seller, or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify Seller promptly if any such information comes to its attention prior to the Closing.

         5.7. Qualified Buyer. Buyer is qualified to obtain any Permits and Environmental Permits necessary for Buyer to own and operate the Purchased Assets as of the Closing. Without limiting the foregoing, Buyer is not aware of any reason or circumstance that would prevent Buyer from procuring Buyer Required Regulatory Approvals associated with Exempt Wholesale Generator (as defined in the Public Utility Holding Company Act of 1935) status and market-based rate authorization specified in items 3 and 2 of Schedule 5.3(b).

         5.8 Inspections. Without limitation of Seller's representations, warranties and covenants contained in this Agreement or the Ancillary Agreements, Buyer acknowledges and agrees that it has, prior to its execution of this Agreement, (i) reviewed the Environmental Reports, (ii) had full opportunity to conduct to its satisfaction Inspections of the Purchased Assets, including the Sites, and (iii) fully completed and approved the results of all Inspections of the Purchased Assets. Subject to the restrictions set forth in
Section 6.2(a), Buyer acknowledges that it is satisfied through such review and Inspections that no further investigation and study on or of the Sites is necessary for the purposes of acquiring the Purchased Assets for Buyer's intended use. Buyer acknowledges and agrees that it hereby assumes the risk that adverse past, present, and future physical characteristics and Environmental Conditions may not have been revealed by its Inspections and the investigations of the Purchased Assets contained in the Environmental Reports. In making its decision to execute this Agreement, and to purchase the Purchased Assets, Buyer has relied on and will rely upon, among other things, the results of its Inspections and the Environmental Reports.

         5.9 WARN Act. Buyer does not intend to engage in a Plant Closing or Mass Layoff as such terms are defined in the WARN Act within sixty days of the Closing Date.

         5.10 Securities Laws. Buyer acknowledges that the offer and sale of the York Haven Stock have not been registered under the Securities Act of 1933 or any state securities laws, and affirms that it is not acquiring such shares with a view toward distribution in violation of such act or any state securities laws.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         6.1 Conduct of Business Relating to the Purchased Assets. (a) Except as described in Schedule 6.1 or as expressly contemplated by this Agreement or to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Seller (i) will operate (or cause York Haven to operate) the Purchased Assets in the ordinary course of business consistent with the past practices of Seller, York Haven or its Affiliates or with Good Utility Practices, (ii) shall use all Commercially Reasonable Efforts to preserve intact such Purchased Assets, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (iii) shall maintain the insurance coverage described in Section 4.4,
(iv) shall comply with all applicable laws relating to the Purchased Assets, including without limitation, all Environmental Laws, except where the failure to so comply would not result in a Material Adverse Effect, and (v) shall continue with Seller's program, or (at Buyer's expense) as Buyer may direct, to install such equipment or software with respect to Year 2000 Compliance in accordance with Seller's plans referred to in Section 2.1(k). Without limiting the generality of the foregoing, and, except as (x) contemplated in this Agreement, (y) described in Schedule 6.1, or (z) required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer, Seller shall not with respect to the Purchased Assets:

                           (i) Make any material change in the levels of Inventories customarily maintained by Seller or York Haven or its Affiliates with respect to the Purchased Assets, other than changes which are consistent with Good Utility Practices;

                           (ii) Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any material Purchased Assets individually or in the aggregate (except for Purchased Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller or York Haven or its Affiliates or with Good Utility Practices) other than to encumber Purchased Assets with Permitted Encumbrances;

                           (iii) Modify, amend or voluntarily terminate prior to the expiration date any of Seller's Agreements or Real Property Leases or any of the Permits or Environmental Permits associated with such Purchased Assets in any material respect, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Seller, York Haven or its Affiliates or with Good Utility Practices,
         (b) with cause, to the extent consistent with past practices of Seller, York Haven or its Affiliates or with Good Utility Practices, or (c) as may be required in connection with transferring Seller's rights or obligations thereunder to Buyer pursuant to this Agreement;

                           (iv) Except as otherwise provided herein, enter into any commitment for the purchase, sale, or transportation of fuel having a term greater than six months and not terminable on or before the Closing Date either (i) automatically, or (ii) by option of Seller or York Haven (or, after the Closing, by Buyer) in its sole discretion, if the aggregate payment under such commitment for fuel and all other outstanding commitments for fuel not previously approved by Buyer would exceed $1,000,000 for all Aggregate Purchased Assets;

                           (v) Sell,  lease or  otherwise  dispose  of  Emission
         Allowances, or Emission Reduction Credits identified in Schedule 2.1(h), except to the extent necessary to operate the Purchased Assets in accordance with this Section 6.1;

                           (vi) Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to the Purchased Assets that individually exceeds $250,000 or in the aggregate exceeds $1,000,000 unless it is terminable by Seller or York Haven (or, after the Closing, by Buyer) without penalty or premium upon no more than sixty (60) days notice;

                           (vii)  Except as  otherwise  required by the terms of
         the Collective Bargaining Agreement, (a) hire at, or transfer to the Purchased Assets, any new employees prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller or York Haven, (b) increase salaries or wages of employees employed in connection with the Purchased Assets prior to the Closing other than in the ordinary course of business and in accordance with Seller's past practices, (c) take any action prior to the Closing to effect a change in a Collective Bargaining Agreement, or (d) take any action prior to the Closing to increase the aggregate benefits payable to the employees employed in connection with the Purchased Assets other than increases for Non-Union Employees in the ordinary course of business and in accordance with Seller's past practices or (e) enter into any employment contracts with employees at the Purchased Assets or any collective bargaining agreements with labor organizations representing such employees;

                           (viii)  Make  any  Capital   Expenditures  except  as
         permitted by Section 3.3(a)(iii) or for Seller's account; and

                           (ix) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (viii).

         6.2.     Access to Information.

                  (a) Between the date of this Agreement and the Closing Date, Seller will, at reasonable times and upon reasonable notice: (i) give Buyer and its Representatives reasonable access to its and York Haven's managerial personnel and to all books, records, plans, equipment, offices and other facilities and properties constituting the Purchased Assets; (ii) furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request, and permit Buyer to make such reasonable Inspections thereof as Buyer may request; (iii) furnish Buyer at its request a copy of each material report, schedule or other document filed by Seller, York Haven or any of its Affiliates with respect to the Purchased Assets with the SEC, FERC, PaPUC, PaDEP, or any other Governmental Authority; and (iv) furnish Buyer with all such other information as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such inspections and investigations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply. Notwithstanding anything in this Section
6.2 to the contrary, Seller will only furnish or provide such access to Transferring Employee Records and will not furnish or provide access to other employee personnel records or medical information unless required by law or specifically authorized by the affected employee, nor shall Buyer have the right to administer to any of Seller's employees any skills, aptitudes, psychological profile, or other employment related test. Seller agrees to provide Buyer with copies of all documents and reports, including without limitation testing reports, provided to or received from Siemens Power Corporation under the Siemens' Agreement with respect to the testing and commissioning of Portland Unit 5. Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

                  (b) Each Party shall, and shall use its best efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any person other than such Party's Representatives and (ii) not use such Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. After the Closing Date, any Proprietary Information to the extent related to the Purchased Assets shall no longer be subject to the restrictions set forth herein. The obligations of the Parties under this Section 6.2(b) shall be in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the closing of the transactions contemplated by this Agreement.

                  (c) For a period of seven (7) years after the Closing Date (or such longer period as may be required by applicable law or Section 6.8(g)), each Party and its Representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance written notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period (or any such longer period), such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party's reasonable expense, to segregate and remove such books and records as such other Party may select.

                  (d) Notwithstanding the terms of Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons in connection with Buyer's financing of its purchase of the Purchased Assets or any equity participation in Buyer's purchase of the Purchased Assets (provided that such Persons agree in writing to maintain the confidentiality of the Proprietary Information in accordance with this Agreement).

                  (e) Upon the other Party's prior written approval (which will not be unreasonably withheld or delayed), either Party may provide Proprietary Information of the other Party to the PaPUC, the SEC, the FERC or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Seller's Required Regulatory Approvals, or Buyer Required Regulatory Approvals, respectively, or to comply generally with any relevant law or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

                  (f) Except as specifically provided herein or in the Confidentiality Agreement, nothing in this Section shall impair or modify any of the rights or obligations of Buyer or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

                  (g) Except as may be permitted in the Confidentiality Agreement, Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of Seller, York Haven or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                  (h) (i) Buyer shall be entitled to inspect, in accordance with this Section 6.2(h), all of the Purchased Assets located adjacent to any Point of Interconnection (as defined in the Interconnection Agreement), as shown in Schedule A to the Interconnection Agreement, to verify and/or determine the accuracy of the data, drawings, and records described in such Schedule. The Parties shall cooperate to schedule Buyer's inspection at the Plants so that any interference with the operation of the Plants is minimized, to the extent reasonably feasible, and so that Buyer may complete its inspections of the Plants within thirty (30) working days of commencement of inspections and within two (2) months after the execution of this Agreement.

                           (ii) Seller shall provide, or shall cause to be provided, to Buyer, access to the Plants at the times scheduled for the inspections referred to in clause (i) above. Seller shall provide qualified engineering, operations, and maintenance personnel to escort Buyer's personnel and to assist Buyer's personnel in conducting the inspections. Seller and Buyer shall each bear their own costs of participating in the inspections. At a mutually convenient time not more than one (1) month after Buyer has completed its inspections, the Parties shall meet to discuss whether, as a result of the inspections, it is appropriate to modify Schedule A to the Interconnection Agreement to portray more accurately the Points of Interconnection. Any modification to any portion of Schedule A of the Interconnection Agreement to which the Parties agree shall thereafter be deemed part of Schedule A of the Interconnection Agreement for all purposes under the Interconnection Agreement.

         6.3 Public Statements. Subject to the requirements imposed by any applicable law or any Governmental Authority or stock exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Parties (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing such announcements.

         6.4 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for (a) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that Buyer elects to obtain and (b) all filing fees under the HSR Act.

         6.5      Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this
Agreement  and the  assumption  of the Assumed  Liabilities,  including  without limitation using its best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the Transferable Permits to Buyer. Buyer agrees to perform all conditions required of Buyer in connection with Seller's Required Regulatory Approvals, other than those conditions which would create a Buyer Material Adverse Effect. Neither of the Parties hereto shall, without prior written consent of the other Party, take or fail to take any action, which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

                  (b) Buyer agrees that prior to the Closing Date, neither Buyer nor any of its Affiliates will enter into any other contract to acquire, nor acquire, electric generation facilities located in the control area recognized by the North American Reliability Council as the PJM Control Area if the proposed acquisition of such additional electric generation facilities might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Buyer shall give Seller reasonable advance notice (and in any event not less than 30 days) before Buyer enters into contracts to acquire or acquires any electric generation facility located in said PJM Control Area.

                  (c) In the event that any Purchased Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to Section 6.5(d) and
(e), use Commercially Reasonable Efforts to convey such asset to Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been granted by Buyer to Seller at the Closing, Buyer shall use Commercially Reasonable Efforts to grant such Easement to Seller as promptly as is practicable after the Closing.

                  (d) To the extent that Seller's rights under any Seller's Agreement or Real Property Lease may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful. Seller and Buyer agree that if any consent to an assignment of any material Seller's Agreement or Real Property Lease shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the material Seller's Agreement or Real Property Lease in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at Buyer's option and to the maximum extent permitted by law and such material Seller's Agreement or Real Property Lease, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such material Seller's Agreement or Real Property Lease, or, to the maximum extent permitted by law and such material Seller's Agreement or Real Property Lease, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations of such material Seller's Agreement or Real Property Lease as Buyer may reasonably request. Seller and Buyer shall cooperate and shall each use Commercially Reasonable Efforts prior to and after the Closing Date to obtain an assignment of such material Seller's Agreement or Real Property Lease to Buyer.

                  (e) To the extent that Seller's rights under any warranty or guaranty described in Section 2.1(i) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign same, if an attempted assignment would constitute a breach thereof, or be unlawful. Seller and Buyer agree that if any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the warranty or guaranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at Buyer's expense, shall use Commercially
Reasonable Efforts, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Buyer so as to provide Buyer to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

                  (f) Between the date hereof and the Closing, Buyer shall have the right to commence the regulatory approval processes associated with the construction and operation of new, modified or repowered electric generating units and associated equipment at the Real Property. Seller shall provide reasonable assistance to Buyer, under Buyer's reasonable direction, in obtaining all Permits required (i) to own and operate the Purchased Assets as contemplated by the Agreement and the Ancillary Agreements and (ii) to construct and operate such new or modified facilities, provided, however, that Buyer shall reimburse Seller for all reasonable costs incurred by Seller in its assistance of Buyer hereunder.

         6.6      Consents and Approvals.

                  (a) As promptly as possible after the date of this Agreement, Seller and Buyer, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their respective best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer will pay all filing fees under the HSR Act but each Party will bear its own costs of the preparation of any filing.

                  (b) As promptly as possible after the date of this Agreement, Buyer shall file with the FERC an application requesting Exempt Wholesale Generator status for Buyer, which filing may be made individually by Buyer or jointly with Seller in conjunction with other filings to be made with the FERC under this Agreement, as reasonably determined by the Parties. Prior to Buyer's submission of that application with the FERC, Buyer shall submit such application to Seller for review and comment and Buyer shall incorporate into the application any revisions reasonably requested by Seller. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any re-application. If Buyer's initial application for Exempt Wholesale Generator status is rejected by the FERC, Buyer agrees to petition the FERC for rehearing and/or to re-submit an application with the FERC, as reasonably required by Seller, provided that in either case the action directed by Seller does not create a Buyer Material Adverse Effect.

                  (c) As promptly as possible after the date of this Agreement, Buyer shall file with the FERC an application requesting authorization under
Section 205 of the Federal Power Act to sell electric generating capacity and energy, but not other services, including, without limitation, ancillary services, at wholesale at market-based rates, which filing may be made individually by Buyer or jointly with Seller in conjunction with other filings to be made with the FERC under this Agreement, as reasonably determined by the Parties. Prior to the filing of that application with the FERC, Buyer shall submit such application to Seller for review and comment and Buyer shall incorporate into the application any revisions reasonably requested by Seller. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any reapplication. If Buyer's initial application for market-based rate authorization results in a FERC request for additional information or is rejected by the FERC, Buyer shall provide that information promptly, to petition the FERC for rehearing and/or to re-submit an application with the FERC, as reasonably required by Seller, provided that Seller shall have a reasonable opportunity to make changes to such a petition or re-submission application and, provided further, that the action directed by Seller does not create a Buyer Material Adverse Effect.

                  (d) As promptly as possible, and in any case within sixty (60) days, after the date of this Agreement, Seller and Buyer, as applicable, shall file with the PaPUC, the FERC and any other Governmental Authority, and make any other filings required to be made with respect to the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective best efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

                  (e) Without limitation of Section 10.11, Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax law.

                  (f) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer.

         6.7. Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Goldman, Sachs & Co., which are acting for and at the expense of Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the parties listed above) incurred by reason of any action taken by the indemnifying party.

         6.8.     Tax Matters.

                  (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, (a) Pennsylvania sales tax; and (b) the Pennsylvania realty transfer taxes on conveyances of interests in real property (including such taxes assessed by Pennsylvania municipalities as well as by the Commonwealth of Pennsylvania itself)) shall be borne by Buyer. Except for the Pennsylvania Realty Transfer Tax Statement of Value, which shall be filed by Buyer, Seller shall file, to the extent required by, or permissible under, applicable law, all necessary Tax Returns and other documentation with respect to all such transfer and sales taxes, and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation. Prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable taxing authority.

                  (b) With  respect to Taxes to be prorated in  accordance  with
Section 3.5 of this Agreement, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld. Buyer shall make such Tax Returns available for Seller's review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return.
                  (c) Within fifteen (15) Business Days after receipt of a Tax Return referred to in Section 6.8(b), Seller shall pay to Buyer Seller's share of the amount shown on such Tax Return, less payments on account of such Taxes previously made by Seller. To the extent that Seller's previous payments exceed Seller's share, the Buyer shall pay such excess to Seller. With respect to real estate taxes, evidence of payment shall be delivered by Seller to Buyer at the Closing. As soon as practicable after the Closing, Seller and Buyer shall cooperate in the filing of an amended return and/or other documents in order to obtain the available refund with respect to any Closing Year PURTA Tax. Buyer shall be entitled to such refund to the extent, but only to the extent, that it does not exceed any payments made by Buyer on account of such PURTA liability.

                  (d) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained pursuant to this Section 6.8(d) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto. Schedule 6.8 sets forth procedures to be followed with respect to the tax appeals and audits referred to therein.

                  (e)      York Haven Tax matters.

         (1) Section 338(h)(10) Election. (i) With respect to the sale of the York Haven Stock, GPU (it being understood that Met-Ed shall cause GPU to comply with its obligations in this Section 6.8(e)) and Buyer shall jointly make the election provided for by section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the code and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing Date, with respect to such Election, GPU and Buyer shall mutually prepare a Form 8023-A, with all attachments, and GPU shall sign such Form 8023-A. Buyer and GPU shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section

1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions.

         (ii) With respect to the Election, the parties shall endeavor to agree upon the amount of the Modified Aggregate Deemed Sales Price as defined in
Section 1.338(h)(10)-1 of the Treasury Regulations (the "Modified ADSP") and upon an allocation of such Modified ADSP among the assets of York Haven pursuant to Treasury Regulation Section 1.338(h)(10)-1. Buyer and Seller shall use their good faith Commercially Reasonable Efforts to agree upon such allocation within one hundred twenty (120) days of the date of this Agreement. In the event that the parties cannot agree on a mutually satisfactory allocation within said time period, the Independent Accounting Firm shall, at Seller's and Buyer's joint expense, determine the appropriate allocation. The finding of such Independent Accounting Firm shall be binding on the parties. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Modified ADSP.

         (2)      Return Filing, Payments, Refunds and Credits.
Notwithstanding anything to the contrary in Section 3.5 of this Agreement,

         (i) For purposes of this Agreement, the amount of Taxes of York Haven attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be allocated between the pre-Closing and post-Closing portions based, in the case of real and personal property taxes, on a per diem basis, and in the case of all other Taxes (including, without limitation, Income Taxes), on the actual activities, income or loss of York Haven during such pre-Closing and post-Closing portions of the Straddle Period assuming a hypothetical closing of the books as of the end of the Closing Date; provided, further, that the taxes of York Haven that are attributable to the pre-Closing portion of any taxable period shall include any Taxes resulting from the gain on any deemed sale of assets by York Haven pursuant to Section 338 of the Code or any comparable provision under the laws of any other jurisdiction with respect to the transactions contemplated by this Agreement.

         (ii) Buyer and Seller shall cause York Haven to join, for all pre-Closing periods and the Straddle Period for which York Haven is required or eligible to do so, in all consolidated, combined or unitary federal, state, or Local Income Tax or franchise Tax Returns of GPU (or any Tax Affiliate for all pre-Closing periods ("GPU's Tax Returns") and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable year of York Haven to terminate as of the Closing Date. Seller shall cause to be prepared and timely filed all such GPU's Tax Returns and shall pay or cause to be paid all Taxes shown to be due on such GPU's Tax Returns; provided, however, that in the case of a GPU's Tax Return for the Straddle Period, Buyer shall or shall cause York Haven to pay to Seller the portion of such Taxes shown to be due thereon attributable to York Haven for the post-Closing Date portion of the Straddle Period determined in accordance with Section 6.8(e)(2)(i) and the GPU Intercompany Tax Allocation Agreement in effect on the date of the signing of this Agreement (the "GPU Intercompany Tax Allocation Agreement").

         (iii) Buyer shall or shall cause York Haven to prepare and timely file all Income Tax Returns of York Haven for all pre-Closing periods and the Straddle Period, other than those referred to in Section 6.8(e)(2)(ii), which Income Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns. No later than ten days prior to the due date for the filing of each Income Tax Return referred to in this Section 6.8 (e)(2)(iii), GPU shall pay to York Haven the amount of Taxes shown as due thereon less any estimated Taxes paid by York Haven during the pre-Closing period; provided, however, that in the case of an Income Tax Return for a Straddle Period, Seller shall only be required to pay York Haven the portion of such Taxes that is attributable to the pre-Closing Date portion of such Straddle Period, determined in accordance with Section 6.8(e)(2)(i) and the GPU Intercompany Tax Allocation Agreement less any estimated Taxes paid by York Haven during the pre-Closing period. Seller shall fully cooperate with Buyer and York Haven in accordance with past practice in the preparation of the Income Tax Return as referred to in this Section 6.8(e)(2)(iii).

         (iv) Buyer shall or shall cause York Haven to prepare and timely file all Tax Returns for all pre-Closing periods and the Straddle Period, other than those Tax Returns referred to in Section 6.8(e)(2)(ii) and (iii), which Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due thereon. No later than ten days prior to the due date for the filing of each Tax Return referred to in this Section
6.8(e)(2)(iv), Seller shall pay to York Haven the amount shown as due thereon attributable to the pre-Closing Date portion of the Straddle Period less any estimated Taxes paid by York Haven during the pre-Closing period.

         (v) The Tax  Returns  referred to in Section  6.8(e)(2)(ii),  (iii) and
(iv) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. Seller shall cause to be made available to Buyer a copy of any Tax Return that is required to be filed by GPU or York Haven under 6.8(e)(2)(ii) and Buyer shall cause to be made available to Seller a copy of any Tax Return that is required to be filed by Buyer or York Haven under Section 6.8(e)(2)(iii) or (iv), in each case together with all relevant work papers and other information. Each such Tax Return shall be made available for review and approval no later than 20 Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not be unreasonably withheld. An exact copy of any such Tax Return filed by Buyer shall be provided to Seller and any such Tax Return filed by GPU shall be provided to Buyer, in each case, no later than ten days after such Tax Return is filed. To the extent that the Tax Returns that are the subject of this clause (v) are combined or consolidated tax returns, each reference to Tax Return shall be to a pro forma separate return of York Haven.

         (vi) Any refunds or credits of the Taxes of York Haven plus any interest received with respect thereto from the applicable taxing authorities for any pre-Closing period (including without limitation, refunds or credits arising from amended returns filed after the Closing Date) shall be for the account of Seller, except to the extent that such refunds or credits are attributable to the mandatory carryback of any deductions or credits for any Tax Period ending after a Closing Date and, if received by Buyer or York Haven, shall be paid to Seller within ten days after Buyer or York Haven receives such refund or after the relevant Tax Return is filed within which the credit is applied against Buyer's or York Haven's liability for Taxes for a period which begins after the Closing Date, net of any Taxes Buyer or York Haven is required to pay on account of receiving such refund or credit (including a reasonable estimate of resulting future Tax costs.) Seller, without the consent of Buyer, shall not apply for any refund that will create a material adverse effect on any post-Closing period Tax Return and shall not apply for any refund for any Straddle Period Tax Return or any Tax Return for York Haven that is not a consolidated, combined, or unitary Tax Return. Any refunds or credits of Taxes of York Haven for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.8(e)(2)(i).

         (3) Tax Indemnification. (i) Without duplication, Seller shall indemnify, defend and hold Buyer and York Haven harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by Buyer or York Haven in respect of or relating to, directly or indirectly (x)

Taxes of or attributable to York Haven for all pre-Closing periods, (y) Taxes of or attributable to York Haven with respect to the pre-Closing portion of the Straddle period, and (z) Taxes payable by York Haven with respect to any pre-Closing period or Straddle Period by reason of York Haven being severally liable for the Tax of any Tax Affiliate pursuant to Treasury Regulation 1.1502-6 or any analogous state or local Tax law.

         (ii) Without duplication, Buyer shall indemnify, defend and hold Seller and each of its Affiliates harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly (x) Taxes of or attributable to York Haven with respect to all post-Closing periods, and (y) Taxes of or attributable to York Haven with respect to the post-Closing portion of any Straddle Period.

         (iii) An indemnity payment due under this Section 6.8(e)(3) shall be made within thirty (30) days after (i) the party in control of the issue under
Section 6.8(e)(4) determines not to contest the issue, the receipt of a formal notice or assessment from a taxing authority or the occurrence of any other event giving rise to the payment subject to an indemnity, or (ii) if the Party in control of the issue under Section 6.8(e)(4) determines to contest the issue, the earlier of the signing of a closing agreement or settlement agreement or any other similar agreement with the relevant tax authorities, the receipt of a deficiency notice with respect to which the period for filing a petition with the relevant court has expired, or a decision of any court of competent jurisdiction which is not subject to appeal or as to which the time for appeal has expired.


         (4) Tax Contest. (i) Seller and Buyer shall notify the other party in writing within 30 days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under this Section 6.8(e) of such other party pursuant to this
Section 6.8(e). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

         (ii) If a Tax Contest relates to any period ending on or prior to the Closing Date or to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest. If such Tax contest relates to any period beginning after the Closing Date or to any Taxes for which Buyer is liable in full hereunder, Buyer shall at its own expense control the defense and settlement of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. Buyer and Seller shall jointly represent York Haven in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by Buyer and Seller.

         (iii) Notwithstanding anything to the contrary in section 6.8(e)(4)(ii), to the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other party, which consent shall not be reasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the non-consenting party) shall not exceed the liability that would have resulted from the proposed final settlement including interest, additions to Tax, and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

         Notwithstanding  any provision of this Agreement to the contrary,  this
Section 6.8 shall survive for the duration of any applicable limitation periods.


         (5) Tax Sharing Agreements. Any Tax sharing agreement to which York Haven is a party shall be deemed terminated with respect to York Haven on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement with respect to York Haven after such termination; provided, however, that the GPU Intercompany Tax allocation Agreement shall remain in effect with respect to York Haven in order to determine the portion of Seller's Tax liabilities attributable to York Haven, and to be paid to Seller under Section 6.8(e)(2)(ii) for the post-Closing Date portion of the Straddle Period.

         (f) Disputes. In the event that a dispute arises between Seller or GPU and Buyer as to the amount of Taxes, or indemnification, whether or not attributable to York Haven, or the amount of any allocation of Purchase Price under Section 3.4 or 6.8(e)(1)(ii) hereof, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the parties shall submit the dispute to the

Independent Accounting firm for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller or GPU, as applicable, and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

         (g) Cooperation. York Haven and Seller shall (and Buyer and Seller shall cause York Haven to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain, and (in the case of Buyer) to cause York Haven to retain, all books and records with respect to Tax matters pertinent to York Haven relating to any taxable period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention obligations imposed by law or pursuant to agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

         Buyer, York Haven and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         At Seller's request, Buyer will cause York Haven to make and/or join with GPU in making after Closing any election of GPU's consolidated group for which each member's consent is required, if the making of such election does not have a material adverse impact on Buyer (or York Haven) for any post-acquisition Tax period.

         6.9 Advice of Changes. Prior to the Closing, each Party will promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains Knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller may at any time notify Buyer of any development causing a breach of any of its representations and warranties in Article IV. Unless Buyer has the right to terminate this Agreement pursuant to Section 9.1(f) below by reason of the developments and exercises that right within the period of fifteen (15) days after such right accrues, the written notice pursuant to this Section 6.9 will be deemed to have amended this Agreement, including the appropriate Schedule, to have qualified the representations and warranties contained in Article IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

         6.10     Employees.

                  (a) At least 90 days prior to the Closing Date (but in no case sooner than ninety (90) days after the date hereof), Buyer shall provide Seller with notice of its Union Employee staffing level requirements (which Buyer may determine in its sole discretion), listed by classification and operation, and shall be required to make reasonable efforts to offer employment to that number of Union Employees necessary to satisfy such staffing level requirements. As used herein, "Union Employees" means such employees of Seller who are covered by the Collective Bargaining Agreement as defined in Section 6.10(d) below, and who are listed in, or whose employment responsibilities are listed in, Schedule 6.10(a)(i) as "Plant Employees" or "Dedicated Support Staff" as associated with the Plants purchased by Buyer, and those Union Employees who are listed in, or whose employment responsibilities are listed in, Schedule 6.10(a)(ii) as "Mobile Maintenance" or "Corporate Support". Any offers of employment shall be made at least 60 days prior to the Closing Date. In each classification, Union Employees shall be so offered employment in order of their seniority.

                  (b) Buyer is also entitled to determine its Non-Union Employee staffing level requirements in its sole discretion, and shall make reasonable efforts to make offers of employment with Buyer or any of its Affiliates, effective on the Closing Date, to Non-Union Employees consistent with such staffing levels. As used herein, "Non-Union Employees" means such salaried employees of Seller, Genco, GPUN or GPUS who are listed in, or whose employment responsibilities are listed in, Schedule 6.10(b) as "Plant Employees" or "Dedicated Support Staff", and those Non-Union Employees listed in, or whose employment responsibilities are listed in, Schedule 6.10(a)(ii) as "Mobile Maintenance" or "Corporate Support". Any offers of employment shall be made at least sixty (60) days prior to the Closing Date. Each person who becomes employed by Buyer or any of its Affiliates pursuant to Section 6.10(a) or (b) (whether pursuant to a Qualifying Offer or


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otherwise)  shall be referred to herein as a  "Transferred  Union  Employee"  or
"Transferred Non-Union Employee", respectively. At least forty-five (45) days prior to the Closing Date, Buyer shall provide Seller with notice of those Non-Union Employees to whom it made a Qualifying Offer. As used herein, the term "Qualifying Offer" means an offer of employment at an annual level of compensation that is at least 85% of the employee's current total annual cash compensation (consisting of base salary and target incentive bonus) at the time the offer is made. Schedule 6.10(b) sets forth, for each of the Non-Union Employees listed therein, his or her current base salaries and target incentive bonuses.

                  (c) All offers of employment made pursuant to Sections 6.10(a) or (b) shall be made in accordance with all applicable laws and regulations, and in addition, for Union Employees, in accordance with seniority and all other applicable provisions of the Collective Bargaining Agreement.

                  (d) Schedule 6.10(d) sets forth the collective bargaining agreement, and amendments thereto, to which Seller is a party with the Union in connection with the Purchased Assets ("Collective Bargaining Agreement"). Transferred Union Employees shall retain their seniority and receive full credit for service with Seller in connection with entitlement to vacation and all other benefits and rights under the Collective Bargaining Agreement and under each compensation, retirement or other employee benefit plan or program Buyer is required to maintain for Transferred Union Employees pursuant to the Collective Bargaining Agreement. With respect to Transferred Union Employees, effective as of the Closing Date, Buyer shall assume the Collective Bargaining Agreement for the duration of its term as it relates to Transferred Union Employees to be employed at the Plants in positions covered by the Collective Bargaining Agreement and shall thereafter comply with all applicable obligations under the Collective Bargaining Agreement. Consistent with its obligations under the Collective Bargaining Agreement and applicable laws, Buyer shall be required to establish and maintain a pension plan and other employee benefit programs for the Transferred Union Employees for the duration of the term of the Collective Bargaining Agreement which are substantially equivalent to Seller's plans and programs in effect for the Transferred Union Employees immediately prior to the Closing Date (the "Seller's Plans"), and which provide at least the same level of benefits or coverage as do Seller's Plans for the duration of the Collective Bargaining Agreement. Buyer further agrees to recognize the Union as the collective bargaining agent for the applicable Transferred Union Employees.

                  (e) Transferred Non-Union Employees shall be eligible to commence participation in welfare benefit plans of Buyer or its Affiliates as may be made available by Buyer (the "Replacement Welfare Plans"). Buyer shall
(i) waive all limitations as to pre-existing condition exclusions and waiting




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periods  with  respect  to  the  Transferred   Non-Union   Employees  under  the
Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare plans maintained by Seller, Genco, GPUN or GPUS or their Affiliates and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

                  (f) Transferred Non-Union Employees shall be given credit for all service with Seller, Genco, GPUN, GPUS and their Affiliates under all deferred compensation, profit-sharing, 401(k), retirement pension, incentive compensation, bonus, fringe benefit and other employee benefit plans, programs and arrangements of Buyer ("Buyer Benefit Plans") in which they may become participants. The service credit so given shall be for purposes of eligibility and vesting, but shall not be for purposes of level of benefits and benefit accrual except to the extent that the Buyer Benefit Plans otherwise provide.

                  (g) To the extent allowable by law, Buyer shall take any and all necessary action to cause the trustee of any defined contribution plan of Buyer or its Affiliates in which any Transferred Employee becomes a participant to accept a direct "rollover" of all or a portion of said employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the GPU Companies Employee Savings Plan for Non-Bargaining Employees or from the Employee Savings Plan for Bargaining Unit Employees maintained by JCP&L, Met-Ed or Penelec (the "Seller's Savings Plans") if requested to do so by the Transferred Employee. Buyer agrees that the property so rolled over and the assets so transferred may include promissory notes evidencing loans from Seller's Savings Plans to Transferred Employees that are outstanding as of the Closing Date. However, except as otherwise provided in Section 6.10(d), any defined contribution plan of Buyer or its Affiliates accepting such a rollover or transfer shall not be required to make any further loans to any Transferred Employee after the Closing Date.

                  (h) Buyer shall pay or provide to Transferred Employees the benefits described in subparagraphs (i), (ii) and (iii) of this Section 6.10(h), and shall reimburse Seller for the cost of the benefits Seller or Seller's Affiliates will provide to Union Employees and Non-Union Employees in accordance with subparagraph (iv) of this Section 6.10(h).









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



                           (i) Buyer shall make a transition incentive payment in the amount of $2,500 to each Transferred Union Employee. Payment shall be made as soon as practicable after, but in any event no later than 60 days following, the Closing Date.

                            (ii) In the case of each Transferred Non-Union Employee who is initially assigned by Buyer to a principal place of work that is at least 50 miles farther from the employee's principal residence than was his principal place of work immediately prior to the Closing Date and who relocates his or her principal residence to the vicinity of his or her new principal place of work within 12 months following the Closing Date, Buyer shall reimburse the employee for all "moving expenses" within the meaning of Section 217(b) of the Code incurred by the employee and other members of his or her household in connection with such relocation, up to a maximum aggregate amount of $5,000. Claims for reimbursement for such expenses shall be filed in accordance with such procedures, and shall be accompanied by such substantiation of the expenses for which reimbursement is sought, as Buyer may reasonably request. All claims for reimbursement shall be processed, and qualifying expenses shall be reimbursed, as soon as practicable after, but in any event no later than 60 days following, the date on which the employee's claim for reimbursement is submitted to Buyer.

                           (iii) Buyer shall provide the severance benefits described in Section 1 of Schedule 6.10(h) to each Transferred Employee who is "Involuntarily Terminated" (as defined below) (a) within 12 months after the Closing Date or (b), in the case of any Transferred Non-Union Employee who had attained age 50 and had completed at least 10 Years of Service (as defined in Section 1(c) of Schedule 6.10(h)) prior to the Closing Date, on or any time prior to June 30, 2004. For purposes of this Section 6.10(h) and Schedule 6.10(h), a Transferred Employee shall be treated as "Involuntarily Terminated" if his or her employment with Buyer and all of its Affiliates is terminated by Buyer or any of its Affiliates for any reason other than for cause or disability. Buyer shall require any Transferred Employee who is Involuntarily Terminated, as a condition to receiving the severance benefits described in Section 1(b), (c), (d), (e) and (f) of Schedule 6.10(h), to execute a release of claims against Seller, Genco, GPUN or GPUS, as applicable, and all of their Affiliates, and Buyer, in such form as Buyer and Seller shall agree upon.








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


                  (iv) At the Closing or as soon thereafter as practicable, but in any event no later than 60 days following the Closing Date, Buyer shall pay to Seller, in addition to all other amounts to be paid by Buyer to Seller hereunder, an amount equal to Buyer's Allocable Share (as defined below) of the aggregate estimated cost that Seller or any of Seller's Affiliates will or may incur in providing the severance, pension, health care and group term life insurance benefits described in Section 2 of Schedule 6.10(h) to the Union
Employees and Non-Union Employees therein described (collectively the "Termination Benefits"). The estimated cost of such benefits shall be calculated by the actuarial firm regularly engaged to provide actuarial services to the GPU Companies with respect to their pension, health care and life insurance plans, and shall be determined using the same assumptions as to mortality, turnover, interest rate and other actuarial assumption as used by such firm in determining the cost of benefits under the GPU Companies' pension, health and group term life insurance plans for purposes of their most recently issued financial statements prior to the Closing Date. For purposes of the foregoing, Buyer's "Allocable Share" shall be calculated as set forth in Schedule 6.10(h)(iv).

                  (i) Buyer shall not be responsible for any payments required under any voluntary early retirement plan, program or arrangement offered by Seller, Genco, GPUN or GPUS in connection with the transfer of the Purchased
Assets. Within thirty (30) days following the last day that any Union Employee or Non-Union Employee may elect to participate in any such plan offered by Seller, Genco, GPUN or GPUS, Seller shall provide Buyer with a list of all such employees who have so elected.

                  (j) Seller shall be responsible, with respect to the Purchased Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs prior to the Closing Date.

                  (k) Buyer shall not be responsible for extending COBRA continuation coverage to any employees and former employees of Seller, Genco, GPUN or GPUS, or to any qualified beneficiaries of such employees and former employees, who become or became entitled to COBRA continuation coverage before the Closing, including those for whom the Closing occurs during their COBRA election period.

                  (l) Seller or Seller's Affiliates shall pay to all Transferred Employees all compensation, bonus, vacation and holiday compensation, pension, profit sharing and other deferred compensation benefits, workers' compensation, or other employment







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


benefits to which they are entitled under the terms of the applicable compensation or benefit programs at such times as are provided therein.

                  (m) Individuals who are otherwise "Union Employees" as defined in Section 6.10(a) or "Non-Union Employees" as defined in Section 6.10(b) but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act ("FMLA"), or due to any other authorized leave of absence, shall nevertheless be treated as "Union Employees" or as "Non-Union Employees", as the case may be, on such date if they are able (i) to return to work within the protected period under the FMLA or such other leave (which in any event shall not extend more than twelve (12) weeks after the Closing Date), whichever is applicable, and (ii) to perform the essential functions of their jobs, with or without a reasonable accommodation.

                  (n) Effective as of the day immediately preceding the Closing Date, Seller shall (i) cause York Haven to terminate or to transfer to one or more Affiliates of GPU, the employment of any individual in the employ of York Haven on such preceding day who will not be a Transferred Employee immediately following the Closing, and (ii) cause all Benefit Plans (if any) maintained by York Haven, and all liabilities and obligations of York Haven with respect to such plans, to be transferred to, and assumed by, one or more Affiliates of GPU other than York Haven.

         6.11.     Risk of Loss.

                  (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by Seller, other than loss or damage caused by the acts or negligence of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

                  (b) If, before the Closing Date, all or any portion of the Purchased Assets is (i) taken by eminent domain or is the subject of a pending or (to the Knowledge of Seller) contemplated taking which has not been consummated, or (ii) damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (x) in the case of a condemnation, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing and (y) in the case of a casualty, Seller shall either restore the damage or assign the insurance proceeds therefor (and pay the amount of any deductible and/or self-insured amount in respect of such casualty) to Buyer at the Closing. Notwithstanding the above, if such casualty or loss results in a Material Adverse Effect, Buyer and Seller shall negotiate to settle the loss resulting from such taking (and such negotiation shall include, without limitation, the negotiation of a fair and equitable adjustment to the Purchase Price). If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such casualty or loss, then Buyer or Seller




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


may terminate this Agreement pursuant to Section 9.1(h). In the event of damage or destruction which Seller elects to restore, Seller will have the right to postpone the Closing for up to four (4) months. Buyer will have the right to inspect and observe, or have its representatives inspect or observe, all repairs necessitated by any such damage or destruction.

         6.12 Additional Covenants of Buyer. Notwithstanding any other provision hereof, Buyer covenants and agrees that, after the Closing Date, Buyer will not make any modifications to the Purchased Assets or take any action which, in and of itself, results in a loss of the exclusion of interest on the Pollution Control Revenue Bonds issued on behalf of Seller in connection with the Purchased Assets from gross income for federal income purposes under Section 103 of the Code. Actions with respect to the Purchased Assets shall not constitute a breach by the Buyer of this Section 6.12 in the following circumstances: (i) Buyer ceases to use or decommissions any of the Purchased Assets or subsequently repowers such Purchased Assets that are no longer used or decommissioned (but does not hold such Purchased Assets for sale); (ii) Buyer acts with respect to the Purchased Assets in order to comply with requirements under applicable federal, state or local environmental or other laws or regulations; or (iii) Buyer acts in a manner the Seller (i.e. a reasonable private provider of electricity of similar stature as Seller) would have acted during the term of the Pollution Control Revenue Bonds (including, but not limited to, applying new technology). In the event Buyer acts or anticipates acting in a manner that will cause a loss of the exclusion of interest on the Pollution Control Revenue Bonds from gross income for federal income tax purposes, at the request of Buyer, Seller shall take any remedial actions permitted under the federal income tax law that would prevent a loss of such inclusion of interest from gross income on the Pollution Control Revenue Bonds. Buyer further covenants and agrees that, in the event that Buyer transfers any of the Purchased Assets, Buyer shall obtain from its transferee a covenant and agreement that is analogous to Buyer's covenant and agreement pursuant to the immediately preceding sentence, as well as a covenant and agreement that is analogous to that of this sentence. In addition, Buyer shall not, without 60 days advanced written notice to Seller (to the extent practicable under the circumstances), take any action which would result in (x) a change in the use of the assets financed with the Pollution Revenue Control Bonds from the use in which such assets were originally intended, or (y) a sale of such assets separate from the generating assets to which they relate, provided that no notice is required of the events set forth in clauses (i), (ii), or (iii) above. This covenant shall survive Closing and shall continue in effect so long as the pollution control bonds remain outstanding.






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



                  6.13. Additional York Haven Covenants. Buyer acknowledges and agrees that the property described in Schedule 4.5 relating to the York Haven Station is excluded from the Purchased Assets (the "Excluded York Haven
Property"). Prior to the Closing, Seller shall have the right in its sole discretion to cause York Haven to transfer the Excluded York Haven Property to Seller or the purchaser of the Three Mile Island Unit 1 nuclear generating station, provided, however, that prior to the Closing, York Haven shall retain or cause to be retained, granted or otherwise created for the benefit of York Haven after the Closing all Easements or other rights required for Buyer to exercise its rights to the Fish Ladder as described in Schedule 4.10A. If the Excluded York Haven Property is not so transferred prior to the Closing, at any time after the Closing Buyer shall, within twenty (20) Business Days of Seller's written request, and subject to receipt of any required FERC approval, cause York Haven to transfer the Excluded York Haven Property free and clear of all Encumbrances other than those existing on the Excluded York Haven Property immediately prior to the Closing, to Seller or such purchaser by execution of a deed in substantially the form annexed to Schedule 4.5 and such other instruments as Seller may reasonably require, provided, however, prior to such transfer, York Haven shall retain or cause to be retained, granted or otherwise created for the benefit of York Haven after such transfer all Easements or other rights required for Buyer to exercise its rights to the Fish Ladder as described in Schedule 4.10A.


                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase of the Purchased Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

                  (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

                  (b) No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Purchased Assets;




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


                  (c)  Buyer  shall  have  received  all  of  Buyer's   Required
Regulatory Approvals, and such approvals shall contain no conditions or terms which would result in a Material Adverse Effect;

                  (d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

                  (e) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date;

                  (f) Buyer shall have received certificates from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Section 7.1(d) and (e) have been satisfied by Seller;

                  (g) Buyer shall have received an opinion from Seller's counsel reasonably acceptable to Buyer, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, substantially to the effect that:

                           (i) Each of Seller and York Haven is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now conducted, and to execute and deliver the Agreement and each Ancillary Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement by Seller and the consummation of the sale of the Purchased Assets and the other transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller;

                           (ii) The Agreement and each Ancillary Agreement have been duly and validly executed and delivered by Seller and constitute legal, valid and binding agreements of Seller enforceable in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);








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


                           (iii) The execution, delivery and performance of the Agreement and each Ancillary Agreement by Seller do not (A) conflict with the Certificate of Incorporation or Bylaws of Seller or (B) to the knowledge of such counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of Seller;

                           (iv) The Bill of Sale, the deeds, the Assignment and Assumption Agreement and other transfer instruments described in
         Section 3.6 have been duly executed and delivered and are in proper form to transfer to Buyer such title as was held by Seller to the Purchased Assets;

                           (v) No consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices set forth in Schedule 4.3(b) or which, if not obtained or made, will not prevent Seller from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to Seller or the Purchased Assets as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and

                           (vi) The York Haven Stock is owned of record, and to such counsel's knowledge, beneficially by Seller free and clear of all Encumbrances. The York Haven Stock has been duly authorized and validly issued, and is fully paid and non-assessable. There are no other authorized shares of capital stock of York Haven other than the 500 shares of common stock comprising the York Haven Stock. None of the shares comprising the York Haven Stock has been issued in violation of, or is subject to, any statutory or, to such counsel's knowledge, other Restrictive Third Party Rights. To such counsel's knowledge, (i) there are no outstanding securities convertible into or exchangeable for the capital stock of York Haven or any restrictive covenants applicable to the York Haven Stock, and (ii) neither Seller nor York Haven has any obligation, contingent or otherwise, to issue, sell, repurchase, redeem or otherwise acquire any of the York Haven Stock or other capital stock of York Haven or any equity or debt securities of York Haven. Upon the consummation of the transactions contemplated in the Agreement, Buyer will have good and valid title to the York Haven Stock, to such counsel's knowledge, free and clear of all Encumbrances and Restrictive Third Party Rights.

         In rendering the foregoing opinion, Seller's counsel may rely on opinions of counsel as to local laws reasonably acceptable to Buyer.

                  (h) Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in Section 3.6.

                  (i) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

                  (j) Buyer shall have received (at Buyer's cost) from a title insurance company and surveyor reasonably acceptable to Buyer an ALTA owner's title policy and ALTA survey, together with all endorsements reasonably requested by Buyer as are available, insuring title to all of the Real Property included in the Aggregate Purchased Assets, subject only to Permitted Encumbrances. Seller shall provide Buyer with a copy of a preliminary title report and survey for the Real Property as soon as available.

                  (k) Final Equipment Turnover and Final Acceptance of Portland Unit 5 shall have occurred under the Siemens' Agreement, each as defined in said agreement. Buyer shall have received any and all rights under said agreement, including all claims against Siemens and all liquidated damages (received prior to or on the Closing and retained by Seller). Portland Unit 5 shall have been commissioned and placed into commercial operation at no cost whatsoever to Buyer.

                  (l) The closings under the Purchase and Sale Agreements between JCP&L and Buyer, Penelec and Buyer, and JCP&L, Met-Ed, GPU and Buyer (collectively, the "Related Purchase Agreements"), shall have occurred or shall occur concurrently with the Closing and all conditions to the obligations of Buyer under the Related Purchase Agreements shall have been satisfied or waived by Buyer.

                  (m) Buyer shall have received all Permits and Environmental Permits, to the extent necessary, to own and operate the Plants in accordance with past emissions and operating practices, except for those Permits and Environmental Permits, the absence of which would not in the aggregate have a Material Adverse Effect.

                  (n) Seller's Required Regulatory Approvals shall contain no conditions or terms which would result in a Material Adverse Effect.

                  (o) Neither the Real Property nor any portion thereof shall be part of a tax lot which includes any real property and/or buildings, facilities or other improvements other than that which comprises the Real Property.

                  (p) No Site, or any portion thereof (other than the Development Properties listed on Schedule 2.1), shall be subject to a zoning classification or classifications, rule or regulation, or a variance or special exception, which, individually or in the aggregate, does not permit such Site or any portion thereof, to be used as the same (i) is currently used for generation purposes or (ii) was historically used for generation purposes while under Seller's current ownership or the ownership of any Affiliate thereof, unless the failure of such Site or any portion thereof to be zoned to permit such use shall not result in a Material Adverse Effect.

         7.2. Conditions to Obligations of Seller. The obligation of Seller to effect the sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

                  (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

                  (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Purchased Assets;

                  (c) Seller shall have received all of Seller's Required Regulatory Approvals applicable to them, containing no conditions or terms which would materially diminish the benefit of this Agreement to Seller or result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller ("Seller Material Adverse Effect");

                  (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is party or by which Seller, or any of the Purchased Assets, may be bound, shall have been obtained, other than those which if not obtained, would not, individually and in the aggregate, create a Material Adverse Effect;

                  (e) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

                  (f) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date;

                  (g) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(e) and (f) have been satisfied by Buyer;

                  (h) Effective upon Closing, Buyer shall have assumed, as set forth in Section 6.10, all of the applicable obligations under the Collective Bargaining Agreement as they relate to Transferred Union Employees;

                  (i) Seller shall have received an opinion from Buyer's counsel reasonably acceptable to Seller, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, substantially to the effect that:

                           (i) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in the Commonwealth of Pennsylvania and has the full corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now conducted, and to execute and deliver the Agreement and the Ancillary Agreements by Buyer and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action required on the part of Buyer;

                           (ii) The Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer, and constitute legal, valid and binding agreements of Buyer, enforceable against Buyer, in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting or relating to enforcement of creditor's rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

                           (iii) The execution, delivery and performance of the Agreement and the Ancillary Agreements by Buyer do not (A) conflict with the Certificate of Incorporation or Bylaws (or other organizational documents), as currently in effect, of Buyer or (B) to the knowledge of such counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of Buyer;

                           (iv) The Assignment and Assumption Agreement and other transfer instruments described in Section 3.7 are in proper form for Buyer to assume the Assumed Liabilities; and

                           (v) No consent or approval of, filing with, or notice
         to, any Governmental Authority is necessary for Buyer's execution and delivery of the Agreement and the Ancillary Agreements, or the
         consummation by Buyer of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not prevent Buyer from performing its respective obligations under the Agreement, the Ancillary Agreements and Guaranty.

                  (j) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's closing deliveries described in Section 3.7.

     7.3      Zoning Condition Adjustments.

                  (a) In the event that any Site or any portion thereof (other than the Development Properties listed in Schedule 2.1) shall be subject to a zoning classification or classifications, rule or regulation, or variance or special exception, which does not permit or otherwise restrict the Site or any portion thereof, to be used as the same (i) is currently used for generation purposes or (ii) was historically used for generation purposes while under Seller's current ownership or the ownership of any Affiliate thereof for generation purposes, and if such failure shall result in a material adverse effect on the use of such Site for generating purposes as currently used (or as so historically used), then, in such case, Buyer may, prior to the Closing on written notice to the Seller, exclude from the Purchased Assets such Site and the Purchased Assets related to such Site. Buyer and Seller shall thereupon negotiate a fair and equitable adjustment to the Purchase Price or, failing such agreement within 30 days, the adjustment shall be determined by appraisal in accordance with Section 7.3(b), the cost of which shall be shared equally be Buyer and Seller.

         (b) The Parties shall select an Appraiser (as defined below) within 30 days of the expiration of the 30 day period referred to in Section 7.3(a). In the event the Parties cannot within such period agree on a single Appraiser, the Parties shall each within 15 days select a separate Appraiser, and such Appraisers shall within 15 days, later designate a third Appraiser to act hereunder. The Appraiser shall be instructed to provide a written report of the appropriate reduction of the Purchase Price to be allocated to the excluded Site (and associated Purchased Assets). Each of the Parties may submit such materials and information to the Appraiser as it deems appropriate and shall use its Commercially Reasonable Efforts to cause the Appraiser to render its decision within 60 days after the matter has been submitted to it. The determination of the Appraiser shall be final and binding on the Parties. As used herein, "Appraiser" means an individual who has a minimum of ten (10) years of relevant experience in valuing electric generation facilities and has an MAI designation of the Appraisal Institute.

         (c) Buyer agrees to use Commercially Reasonable Efforts at its expense and in consultation with Seller to mitigate any adverse zoning restrictions which could cause a failure of the Closing condition in Section 7.1(p), or require a Purchase Price adjustment under this Section 7.3, including by seeking a re-zoning or zoning variance of the applicable Site.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1.     Indemnification.

                  (a) Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Seller's Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or the representations and warranties contained in Sections 5.1,
5.2 and 5.3, (ii) the Assumed Liabilities, (iii) any loss or damages resulting from or arising out of any Inspection, or (iv) any Third Party Claims against Seller's Indemnitee arising out of or in connection with Buyer's ownership or operation of the Plants and other Purchased Assets on or after the Closing Date (other than Third Party Claims which arise out of acts by Buyer permitted by Section 6.12 hereof).

                  (b) Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement or the representations and warranties contained in Sections 4.1, 4.2 and 4.3, (ii) the Excluded Liabilities, (iii) noncompliance by Seller with any bulk sales or transfer laws as provided in Section 10.11, or
(iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Excluded Assets on or after the Closing Date.

                  (c) Each party, for itself and on behalf of its Representatives and Affiliates, does hereby release, hold harmless and forever discharge the other party, its Representatives and Affiliates, from any and all Indemnifiable Losses of any kind or character, whether known or unknown, hidden or concealed, resulting from or arising out of any Environmental Condition or violation of Environmental Law relating to the Purchased Assets, provided that Seller's release of Buyer shall not extend to any of Buyer's Assumed Liabilities set forth in Section 2.3, and provided further that Buyer's release of Seller shall not extend to any of Seller's Excluded Liabilities set forth in Section
2.4. Subject to the foregoing proviso, each party hereby waives any and all rights and benefits with respect to such Indemnifiable Losses that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, each party hereby acknowledges that it is aware that factual matters, now unknown to it, may have given or may hereafter give rise to Indemnifiable Losses that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the other party and its
Representatives and Affiliates from the Indemnifiable Losses described in the first sentence of this paragraph.

                  (d) Notwithstanding anything to the contrary contained herein:

                            (i) Any Person entitled to receive indemnifica-tion under this Agreement (an "Indemnitee") shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity.

         The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnitor shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

                           (ii) Any Indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually receivable by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, but shall not take into account any income tax benefits to the Indemnitee or any Income Taxes attributable to the receipt of any indemnification payments hereunder. Any party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

                  (e) The expiration or termination of any covenant or agreement shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

                  (f) Except to the extent otherwise provided in Article IX, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or
(ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises.

                  (g) Notwithstanding anything to the contrary herein, no party (including an Indemnitee) shall be entitled to recover from any other party (including an Indemnifying Party) for any liabilities, damages, obligations, payments losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such party. Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.1(g) shall not apply to indemnification for a Third Party Claim.

         8.2.     Defense of Claims.

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

                  (b) (i) If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof. (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

                  (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of Chase Manhattan Bank) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

                  (e) A  failure  to give  timely  notice  as  provided  in this
Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.







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


                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination.(a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

                  (b) This Agreement may be terminated by Seller or Buyer if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappeallable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before the day which is 12 months from the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b) (iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the day which is 12 months from the date of this Agreement the conditions to the Closing set forth in
Section 7.1(b) or (c) or 7.2(b), (c) or (d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is 18 months from the date of this Agreement.

                  (c) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer if any of Buyer Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in
Section 7.1(c).

                  (d) This Agreement may be terminated by Seller, if any of Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in Section 7.2(c).








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                  (e) This  Agreement  may be  terminated  by Buyer if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

                  (f) This Agreement may be terminated by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

                  (g) This Agreement may be terminated by Seller if there shall have occurred any change that is materially adverse to the business, operations or conditions (financial or otherwise) of Buyer.

                  (h) This Agreement may be terminated by either of Seller or Buyer in accordance with the provisions of Section 6.11(b).

         9.2 Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to
Section 9, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through (d) and 9.1(g) and (h), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

         10.2. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant,




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agreement  or  condition  shall not  operate  as a waiver of, or  estoppel  with respect to, any subsequent failure to comply therewith.

         10.3 No Survival. Each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.3(c), 3.4, 3.5(b), 3.5(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10, 6.12, 6.13 and
in Articles VIII and X, which provisions shall survive the delivery of the deed(s) and the Closing in accordance with their terms and the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.19A, 4.19B, 5.1, 5.2 and 5.3, which representations and warranties and any claims arising under Section
6.1 shall survive the Closing for eighteen (18) months from the Closing Date) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and shall merge into the deed(s) pursuant hereto and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of Seller, Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to Seller, to:

                           c/o GPU Service, Inc.
                           300 Madison Avenue
                           Morristown, New Jersey  07962
                           Attention:  Mr. David C. Brauer
                                              Vice President


                           with a copy to:
                           Berlack, Israels & Liberman LLP
                           120 West 45th Street
                           New York, New York 10036
                           Attention: Douglas E. Davidson, Esq.









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                  (b)      if to Buyer, to:

                           Sithe Energies, Inc.
                           450 Lexington Avenue
                           New York, New York 10017
                           Attention:  Mr. David Tohir
                                       and Hyun Park, Esq.


                           with a copy to:

                           Latham & Watkins
                           Suite 1300
                           1001 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004
                           Attention: W. Harrison Wellford, Esq.

         10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, without the prior written consent of Seller, (i) Buyer may assign all of its rights and obligations hereunder to any majority owned Subsidiary (direct or indirect) and upon Seller's receipt of notice from Buyer of any such assignment, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, and all references herein to "Buyer" shall thereafter be deemed to be references to such assignee, in each case without the necessity for further act or evidence by the Parties hereto or such assignee, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Purchased Assets, including such an assignment, transfer or other disposition upon or pursuant to the exercise of remedies with respect to such leasing, financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof (and any such assignee may fully exercise its rights





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hereunder or under any other agreement and pursuant to such  assignment  without any further prior consent of any party hereto); provided, however, that no such assignment in clause (i) or (ii) shall relieve or discharge the assignor from any of its obligations hereunder. Seller agrees, at Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR NEW YORK COUNTY, NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         10.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         10.10 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other





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than those expressly set forth or referred to herein or therein. It is expressly
acknowledged   and   agreed   that   there   are  no   restrictions,   promises,
representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated April 1998, previously delivered to Buyer by Seller and Goldman, Sachs & Co.). This Agreement supersedes all prior agreements and understandings between the Parties other than the Confidentiality Agreement with respect to such transactions.

         10.11 Bulk Sales Laws. Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller may, in its sole discretion, not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

          10.12 U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

         10.13 Zoning Classification. Without limitation of Sections 7.1(p) and 7.3, Buyer acknowledges that the Real Properties are zoned as set forth in
Schedule 10.13.

         10.14 Sewage Facilities. Except as set forth in Schedule 10.14, Buyer acknowledges that there is no community (municipal) sewage system available to serve the Real Property. Accordingly, any additional sewage disposal planned by Buyer will require an individual (on-site) sewage system and all necessary permits as required by the Pennsylvania Sewage Facilities Act (the "Facilities Act"). Buyer recognizes that certain of the existing individual sewage systems on the Real Property may have been installed pursuant to exemptions from the requirements of the Facilities Act or prior to the enactment of the Facilities Act and that soils and site testing may not have been performed in connection therewith. The owner of the property or properties served by such a system, at the time of any malfunction, may be held liable for any contamination, pollution, public health hazard or nuisance which occurs as the result of such malfunction.















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                  IN  WITNESS  WHEREOF,   Seller  and  Buyer  have  caused  this
Agreement to be signed by their respective duly authorized officers as of the date first above written.





SITHE ENERGIES, INC.                         METROPOLITAN EDISON COMPANY


By:                                          By:
     -------------------------                    --------------------------
Name:                                        Name:
Title:                                       Title:

                                                                      [Met-Ed]
                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A      Form of Assignment and Assumption Agreement
Exhibit B      Form of Bill of Sale
Exhibit C      Form of Easement Agreement
Exhibit D      Form of FIRPTA Affidavit
Exhibit E      Form of Interconnection Agreement
Exhibit F      Form of Deeds
Exhibit G      Form of Transition Power Purchase Agreement
Exhibit H      Form of Merrill Creek Sublease

SCHEDULES

1.1(73)        Permitted Encumbrances
1.1(108)       Transferable Permits (both environmental and non-environmental)
2.1            Schedule of Purchased Assets
2.1(c)         Schedule of Tangible Personal Property to be Conveyed to Buyer
2.1(h)         Schedule of Emission Reduction Credits
2.1(l)         Intellectual Property
2.2(a)         Description of Transmission and other Assets not included
               in Conveyance
3.3(a)(i)      Schedule of Inventory
4.3(a)         Third Party Consents
4.3(b)         Seller's Required Regulatory Approvals
4.4            Insurance Exceptions
4.5            Exceptions to Title
4.6            Real Property Leases
4.7            Schedule of Environmental Matters
4.8            Schedule of Noncompliance with Employment Laws
4.9(a)         Schedule of Benefit Plans
4.9(b)         Benefit Plan Exceptions
4.l0           Description of Real Property
4.10A          Real Property Matters
4.11           Notices of Condemnation
4.12(a)        List of Contracts
4.12(b)        List of Non-assignable Contracts
4.12(c)        List of Defaults under the Contracts
4.13           List of Litigation
4.14(a)        List of Permit Violations
4.14(b)        List of material Permits (other than Transferable Permits)
4.15           Tax Matters
4.16           Intellectual Property Exceptions
4.19C          York Haven Tax Matters
4.19D          Financial Statements
5.3(a)         Third Party Consents
5.3(b)         Buyer's Required Regulatory Approvals
6.1            Schedule of Permitted Activities prior to Closing
6.8            Tax Appeals
6.10(a)(i)     Plant and Support Staff (Union)

6.10(a)(ii)    Mobile Maintenance/Corporate Support
6.10(b)        Schedule of Non-Union Employees
6.10(d)        Collective Bargaining Agreement
6.10(h)        Schedule of Severance Benefits
6.10(h)(iv)    Allocable Share Percentages
6.12           Pollution Control Revenue Bonds
6.13           York Haven Covenants
10.13          Zoning
10.14          Sewage Matters